        As filed with the Securities and Exchange Commission on October 10, 2003

                                                     Registration No. 333-101677
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 4
                                       TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 DECORIZE, INC.
                 (Name of small business issuer in its charter)

        Delaware                         5020                      43-1931810
---------------------------------------------------------------------------------
  (State or jurisdiction of     (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)   Classification Code Number)    Identification No.)

                                1938 East Phelps
                           Springfield, Missouri 65802
                                 (417) 879-3326
--------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices and principal place of business)

             James K. Parsons, President and Chief Executive Officer
                                1938 East Phelps
                           Springfield, Missouri 65802
                                 (417) 879-3326
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                    Copy to:
                               Lance M. Hardenburg
                             Hallett & Perrin, P.C.
                          2001 Bryan Street, Suite 3900
                               Dallas, Texas 75201
                                 (214) 953-0053

Approximate  date of proposed sale to the public:  as soon as practicable  after this registration statement becomes effective.

If any of the  securities  being  registered on this form are to be offered on a delayed or  continuous  basis  pursuant  to Rule 415 under the  Securities  Act, please check this box. [ x ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the  Securities  Act  registration  statement  number of the  earlier  effective registration statement for the same offering. [ ]

If this Form is a  post-effective  amendment filed pursuant to Rule 462(c) under the  Securities  Act,  check  the  following  box and  list the  Securities  Act registration  statement number of the earlier effective  registration  statement for the same offering. [ ]

If this Form is a  post-effective  amendment filed pursuant to Rule 462(d) under the  Securities  Act,  check  the  following  box and  list the  Securities  Act registration  statement number of the earlier effective  registration  statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

------------------------------------- -------------- ---------------------- ----------------------- --------------------
                                         Amount        Proposed Maximum        Proposed Maximum
 Title of Each Class of Securities        to be       Offering Price per          Aggregate              Amount of
          to be Registered             Registered          Share(1)             Offering Price       Registration Fee
------------------------------------- -------------- ---------------------- ----------------------- --------------------
Common Stock, $.001 par value           3,292,427            $1.30                $4,280,156            $347(2)

------------------------------------- -------------- ---------------------- ----------------------- --------------------

(1)  Estimated solely for purposes of calculating the amount of the registration fee pursuant to the  provisions  of Rule 457(c),  based upon the average of the high and low trading prices  reported on the American Stock Exchange on
     October 6, 2003.
(2)  A  registration  fee of  $538  was  previously  paid by the  registrant  on
     December 6, 2002.

The registrant hereby amends this  registration  statement on such date or dates as may be necessary to delay its effective date until the registrant  shall file a further amendment which specifically  states that this registration  statement shall  thereafter  become  effective  in  accordance  with  Section  8(a) of the
Securities  Act of  1933  or  until  the  registration  statement  shall  become effective on such date as the Commission,  acting pursuant to said Section 8(a), may determine.

                  Subject to completion, dated October 10, 2003
================================================================================
The  information in this  prospectus is not complete and may be changed.  We may not sell  these  securities  until the  registration  statement  filed  with the
Securities and Exchange Commission is effective. This prospectus is not an offer to sell  these  securities  and we are not  soliciting  an  offer  to buy  these securities in any state where the offer or sale is not permitted.
================================================================================

                                 DECORIZE, INC.

                          Common Stock, $.001 par value

                                3,292,427 Shares

         The  selling  stockholders  named  in  this  prospectus  may  use  this prospectus  to offer and sell up to  3,292,427  shares of our common  stock from time to  time,  including  1,043,571  shares  that  are  currently  outstanding,
1,713,142 shares that are issuable to the selling  stockholders upon exercise of outstanding  warrants and 535,714 shares that are issuable upon  conversion of a convertible  term note. The selling  stockholders  will receive all the proceeds from the sale of the offered  shares.  See "Selling  Stockholders"  on page 9 of this prospectus.

         Our common stock is traded on the  American  Stock  Exchange  under the symbol "DCZ".  The last reported sales price of the common stock on The American
Stock Exchange on October 8, 2003, was $1.44 per share.

         The  securities  offered in this  prospectus  involve a high  degree of risk.  See "Risk Factors"  beginning on page 3 of this  prospectus to read about certain factors you should  consider  before  deciding  whether to invest in our common stock.

         Decorize,  Inc.  is a Delaware  corporation.  Our  principal  executive offices  are located at 1938 E.  Phelps,  Springfield,  Missouri,  65802 and our
phone number is (417) 879-3326.  In this  prospectus,  references to "Decorize,"
"we," "us" and "our" refer to Decorize, Inc. and its subsidiaries.

                           --------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                           --------------------------

                The date of this prospectus is October 10, 2003.

                                       i

Management's Discussion and Analysis of Financial Condition

Changes in and Disagreements with Accountants on

                                       ii

                               PROSPECTUS SUMMARY

         Investors should pay particular attention to the information  regarding investment  risks related to Decorize and this offering of its common stock that are  included  in  the  section  entitled  "Risk  Factors"  on  page  3 of  this prospectus.

Our Company

         Decorize is a home  furnishings and accents company that was founded in
March 2000 and became a  publicly-traded  company in July 2001 through a reverse merger with  Guidelocator,  Inc., a development stage company that was formed to provide an internet database containing information on fishing guides around the world.  The merger has been  accounted  for as a  recapitalization  of Decorate,
Inc., a  predecessor  to Decorize.  We did not pursue any fishing  guide related business after the merger,  and our company has focused on the sale of furniture and home decor products to national and local retailers and individual  interior decorators  since that time.  More than 80% of the products sold during our most recent fiscal quarter were  manufactured for us by suppliers  located in the Far
East.  Shares of Decorize  common  stock traded on the  over-the-counter  market until  Decorize's  common stock became listed for trading on the American  Stock
Exchange in March 2002.

         Our home  furnishings  business  operates  as a  "source  to  business"
supplier,  which is designed to serve both large and small United  States retail customers.  We  ship  the  majority  of  our  products  directly  from  overseas manufacturers to our retail  customers,  and we are not aware of any competitors to Decorize  that have adopted our model.  We believe that product  value,  item uniqueness,  product selection and delivery options are the primary factors that
influence  our  customers'   purchasing   decisions.   Decorize's  objective  in
evaluating our shipping methods, pricing, product offerings and other aspects of our business  model has been to determine how to enable  Decorize to surpass the offerings of industry  competitors  with respect to these major factors.  We are continuing  to transition  manufacturing  that is done for or by Decorize in the
United States to our suppliers in the Far East.

         Decorize operates as one business unit with three brands: decorize.com,
GuildMaster  and Faith Walk Designs.  We acquired  GuildMaster in June 2001, and completed  the  acquisition  of  Faith  Walk in July  2001.  Each of our  brands operated as a separate  company  prior to being  acquired by Decorize.  For more information about our business, see "Description of Business" on page 19 of this prospectus.

Terms of the Offering

Common stock offered by
our selling stockholders                     3,292,427 shares

Common stock to be
outstanding after the offering               13,519,549 shares (assumes all
                                             warrants and convertible securities
                                             are exercised and that all shares
                                             offered are sold)

Use of Proceeds                              We will not receive any proceeds
                                             from  the  sale  of  the common
                                             stock offered by the selling
                                             stockholders.

American Stock Exchange symbol               DCZ

Summary Financial Information

          Below is a table summarizing our consolidated  financial  information.
The summary  financial  data set forth below have been  derived from our audited financial  statements  included in this  prospectus  beginning  on page F-1. All financial data contained in this prospectus represent historical information and do not necessarily indicate our future results.

                                                               Year Ended          Year Ended
                                                              June 30, 2002      June 30, 2003
                                                              -------------      -------------

Statement of Operations Data:
Net sales                                                         $14,081,833        $ 15,404,514
Gross profit                                                        4,941,465           5,790,197
Operating expenses                                                  6,561,754           6,279,689
Loss from operations                                              (1,620,289)           (489,492)
Other expense                                                       (363,853)           (662,913)
Loss before                                                       (1,984,142)         (1,152,405)
      income taxes
Net loss                                                          (2,016,842)         (1,152,405)
Basic loss per share                                                   (0.20)              (0.11)
Diluted loss per share                                                 (0.20)              (0.11)
Weighted average common shares outstanding - basic                 10,306,274          10,913,004
Weighted average common and dilutive shares outstanding            10,306,274          10,913,004

                                                                              As of June 30, 2003
                                                                              -------------------
Balance Sheet Data:
Working capital                                                                  $      1,913,302
Total assets                                                                            8,144,341
Capital lease obligations, less current maturities                                         97,134
Long-term debt, less current portion                                                       72,620
Notes payable to stockholders                                                           1,803,010
Stockholders' equity                                                                    3,935,738

                                  RISK FACTORS

         The value of our  business  and an  investment  in our common  stock is subject to the  significant  risks  inherent in our business.  Investors  should consider  carefully the risks and  uncertainties  described  below and the other information in this  prospectus.  If any of the events  described below actually occur, our profitability may decline or we may incur losses, which in turn could cause the price of our common stock to decline, perhaps significantly.

                          Risks Related To Our Company

Our limited  operating  history makes it difficult for us to evaluate our future business  prospects and make  decisions  based on those  estimates of our future performance.

         The concept for  Decorize's  business  model was developed in 2000. The acquisitions of our two operating  subsidiaries  were completed in June 2001 and
July 2001,  respectively.  Even though  these two  operating  subsidiaries  have operated independently for some time, we have a limited operating history in our current  combined form, which makes it difficult to evaluate our business on the basis of historical  operations.  Also, our largest brand,  decorize.com,  which accounted  for  approximately  58% of our  sales in fiscal  2003,  has only been operational  since April 2000.  As a  consequence,  our past  results may not be indicative of future  results.  Although  this is true for any  business,  it is particularly true for us because of our limited operating  history.  Reliance on historical  results may hinder our  ability to  anticipate  and timely  adapt to increases  or  decreases in sales,  revenues or  expenses.  For  example,  if we overestimate  our future sales for a particular  period or periods  based on our historical  growth  rate,  we may  increase  our  overhead  and other  operating expenses to a greater degree than we would have if we correctly  anticipated the lower  sales  level  for that  period  and  reduced  our  controllable  expenses accordingly.  If we make poor  budgetary  decisions  as a result  of  unreliable historical  data, we could be less profitable or incur losses,  which may result in a decline in our stock price.

We have  incurred  losses  historically,  and we may not be  able to  attain  or maintain profitability.

         We  incurred a net loss of $1.2  million for the fiscal year ended June
30, 2003.  Although our revenues increased  significantly since the beginning of fiscal 2002, our operating  expenses have decreased  slightly.  We cannot assure you that our profit  levels  will  continue to grow,  even if sales  continue to increase.  We will need to generate  greater  revenues  to achieve and  maintain profitability  in the future.  If our operating  losses  continue on a long-term basis, our stock price may decline,  perhaps  significantly,  and you could lose the value of your investment.

Our customers have no obligation to purchase from us, which may result in sudden declines in sales.

         Our  customer  mix  currently  consists of  approximately  twelve large retailers,  and more than a thousand small retailers,  designers and decorators.
We do not have supply agreements or other volume commitments that are binding on our customers,  and our sales originate  solely from individual  purchase orders that we negotiate with our individual customers. As a consequence, our customers are not  obligated to purchase any amount of our products and they may choose to stop or decrease their level of product  purchases from us at any time,  without giving us prior notice.  This could cause our sales to  fluctuate,  and we could experience  a sudden  and  unexpected  decline  in  sales.  We could  experience
unexpected   operational   losses  if  our   customer   sales  were  to  decline
significantly without notice.  Furthermore,  our revenue projections are subject to greater uncertainty than if we had volume commitments from one or more of our largest customers. Although our top five customers in fiscal year 2003 accounted for  approximately  59% of our revenues in that year,  we cannot assure you that these customers, or any of our customers, will continue to purchase our products in significant volume, or at all.

We are  implementing  a  strategy  to grow and  expand  our  business,  which is expensive and may not generate increases in our revenues.

         We  intend  to  expand  our  business,  and we are  incurring  expenses associated  with our growth and  expansion.  Although we recently  raised  funds through private offerings to implement our growth strategy,  these funds may not be adequate to offset all of the expenses we incur in expanding our business. As part of our growth strategy,  we have expanded our technology  infrastructure by installing  new  telephony  and  information  systems  at a cost  in  excess  of
$150,000. In addition, during the last fiscal year we hired additional personnel in the United  States and  overseas,  which  caused our  operating  expenses  to increase.  We intend  to hire  additional  employees  overseas  and to  continue upgrading our technological infrastructure to improve quality and cost controls, operating  efficiency,  and  customer  service  capabilities.  We  will  need to generate greater revenues to offset expenses  associated with our growth, and we may be unsuccessful in achieving greater revenues,  despite our attempts to grow our business.  If our growth strategies do not result in increased revenues,  we may have to abandon our plans for further growth or even reduce the current size of our operations.

We may need to raise additional funds, and these funds may not be available when we need them.

         Based on our current plans, we are adjusting our operating  expenses so that cash  generated  from  operations  and from  working  capital  financing is expected to be sufficient for the  foreseeable  future to fund our operations at our currently  forecasted levels.  However, if our forecasts are inaccurate,  we will need to raise additional funds. In addition, we expect that we will need to raise  additional  funds if we  decide  to  pursue  more  rapid  expansion,  the development of new or enhanced services and products,  appropriate  responses to competitive  pressures,  or  the  acquisition  of  complementary  businesses  or technologies,  or if we must respond to unanticipated  events that require us to make additional investments. There can be no assurance that additional financing will be available when needed on favorable  terms, or at all. If these funds are not  available  when we need  them,  then we may  need to  change  our  business strategy and reduce our rate of growth.

We must effectively  manage the growth of our operations,  or we may outgrow our current infrastructure.

         During the period from June 1, 2001 to June 30, 2003,  our total number of  employees  increased  from  7 to 60,  including  8  employees  in  Asia.  We experienced  high sales growth in fiscal years 2002, which at times exceeded the capacity of our  infrastructure  and  resulted in a backlog of customer  orders.
Although  we were able to resolve  those  capacity  issues by hiring  additional personnel and upgrading our technology infrastructure, we will continue pursuing additional  sales  growth for our company.  If we expand too quickly,  or if our infrastructure  does not improve rapidly enough, our customer orders could again outpace our ability to meet our customers' needs,  which could force us to delay or reduce customer orders.  Expanding our infrastructure will be expensive,  and will require us to train our workforce, and improve our financial and managerial controls to keep pace with the growth of our operations.

We  may  engage  in  acquisitions,  which  will  consume  resources  and  may be unsuccessful or unprofitable.

         We may explore the possibility of acquiring other businesses;  however, acquisitions are not always  successful or profitable.  Any future  acquisitions could expose us to risks,  including  risks  associated  with  assimilating  new operations, technologies and personnel; diversion of resources from our existing businesses;  inability  to generate  revenues  sufficient  to offset  associated acquisition  costs;  and  risks  associated  with  the  maintenance  of  uniform standards,  controls,  procedures and policies.  Acquisitions may also result in additional expenses from amortizing acquired intangible assets. If we attempt an acquisition  and  are  unsuccessful  in its  completion,  we will  likely  incur significant expenses without any benefit to our company. If we are successful in completing an  acquisition,  the risks and other problems we face may ultimately
make  the  acquisition   unprofitable.   Failed  acquisition   transactions  and
underperforming  completed  acquisitions  would burden us with significant costs without any  corresponding  benefits to us, which could cause our stock price to decrease, perhaps significantly.

We face substantial competition from numerous sources, many of which have access to better resources.

         Competition in the wholesale market for home furnishings is intense. We compete with a diverse group of wholesalers  ranging from internet businesses to traditional  brick-and-mortar  companies,  many of which have greater resources  than  Decorize.  We believe that  barriers to entry in the  wholesale furniture and home furnishings market are not significant and start-up costs are relatively low, so our  competition may increase in the future.  Our belief that there are minimal  barriers to entry is based on our observation that operations such as Decorize's do not require the wholesalers to own  warehouses,  showrooms and factories to operate, which we think is because (i) our direct ship business model can be  operated  with  minimal  warehousing  needs and  costs,  which are significantly less than traditional models, (ii) wholesale product orders can be placed after receipt of customer orders, in order to further reduce  warehousing needs, (iii) samples can be shown to customers at little or no cost, without the necessity  of showroom  space for actual  product,  (iv) if a  competitor  wants showroom space, it is typically available for lease at competitive rates in most
United  States  markets,  and (v) all  manufacturing  can be done by third party suppliers,  so there is no need to own or lease a  manufacturing  facility.  New competitors  may be able to launch new  businesses  similar to ours, and current competitors  may  replicate  our business  model,  at a relatively  low cost. If wholesalers  with  significantly  greater  resources  than  Decorize  decide  to replicate our business model,  they may be able to quickly gain  recognition and acceptance  of  their  business  methods  and  products  through  marketing  and promotion.  We may not have the resources to compete effectively with current or future competitors.  If we are unable to effectively compete, we will lose sales to our competitors and our revenues will decline.

Our  directors  have the ability to  significantly  influence  any matters to be decided by the  stockholders,  which may prevent or delay a change in control of our company.

          The current members of our board of directors beneficially own, in the aggregate,  approximately  53.8% of our common stock,  on a fully diluted basis.
Our directors  will  continue to own a  significant  portion of the common stock after completion of the offering by the selling  stockholders.  As a result,  if they  choose  to  vote  in  concert,  our  directors  are  collectively  able to significantly  influence the outcome of any corporate  matters  submitted to our stockholders  for approval,  including any transaction that might cause a change in control, such as a merger or acquisition. It is unlikely that stockholders in favor of a matter  that is opposed by the board of  directors,  would be able to obtain the number of votes necessary to overrule the board.

Because we do not  manufacture  or warehouse  most of our products in the United
States,  a disruption  in the  delivery of imported  products may have a greater effect on us than on our competitors.

         We primarily import products that we have purchased or had manufactured for us overseas. Merchandise imported directly from these overseas manufacturers currently  accounts for  approximately  92% of our total  purchases.  Because we import the majority of our products and deliver them directly to our  customers, we believe that disruptions in shipping  deliveries may have a greater effect on us than on  competitors  who  manufacture  or  warehouse  products in the United
States. Deliveries of our products may be disrupted through factors such as:

     o    raw material shortages, work stoppages, strikes and political unrest;
     o    problems with ocean  shipping,  including  work stoppages and shipping container shortages;
     o    increased  inspections  of import  shipments or other factors  causing delays in shipments; and
     o    economic crises, international disputes and wars.

         For example,  we experienced  significant  delays in shipments due to a dockworkers  dispute on the West  Coast in fiscal  2003.  The  delays  from this dispute resulted in the cancellation of some customer orders, since we could not obtain  products  from  overseas  in a timely  manner.  Although  we  managed to minimize the impact of the delays,  a longer  dispute  could have placed us at a serious  disadvantage  to  some  of our  competitors.  Most  of our  competitors warehouse products that they import from overseas, which allows them to continue delivering their products despite overseas shipping disruptions, at least in the short term. If our competitors are able to deliver products when we cannot,  our reputation may be damaged and we may lose customers to our competitors.

If we were  required to purchase  our  imported  products in foreign  currencies instead  of  United  States  dollars,  we  would be  subject  to  currency  rate fluctuations.

         Currently,  the  products  we buy abroad  are  priced in United  States dollars,  so we are not directly  affected by changes in foreign exchange rates.
If we are required to pay for goods in foreign currencies in the future, then we would be affected by fluctuating currency exchange rates. In that event, we will attempt to enter into foreign currency  exchange  contracts with major financial institutions to hedge the overseas purchase  transactions and limit our exposure to those fluctuations.  If we were not able to successfully protect ourselves  against  those  currency rate  fluctuations,  then our profits on the products subject to those  fluctuations  would also fluctuate and could cause us to be less profitable or incur losses, even if our business is doing well.

We may need to substantially increase our marketing efforts in order to grow our business, which is expensive.

         In order to grow our  business,  we will need to develop  and  maintain widespread  recognition and acceptance of Decorize,  our business model, and our products. We believe that we have presented our product offering to only a small percentage of the large and medium sized  retailer  market.  Currently,  we rely primarily on word of mouth from our existing  customers  and contacts we develop personally  through industry events to promote and market Decorize.  In order to successfully grow Decorize, we may need to significantly  increase our financial commitment to creating  awareness and  acceptance of Decorize  among  retailers, which  would be  expensive.  In fiscal  year  2003,  marketing  and  advertising expenses were  $38,200,  which is less than 1% of our  operational  expenses for that year. If we fail to successfully market and promote our business,  we could lose  current  customers  to our  competitors,  or  our  growth  efforts  may be ineffective.  If we incur significant expenses promoting and marketing Decorize, it could cause our profitability to decline.

Our  businesses  are  not   diversified,   which  could  result  in  significant
fluctuations in our operating results.

         All of our business is involved in the retail and  wholesale  marketing of furniture and other home products,  and  accordingly is dependent upon trends in the home furnishings  sector.  Downturns in the home furnishings sector could have a  material  adverse  effect  on  our  business.  A  downturn  in the  home furnishings  sector  may  reduce  our  stock  price,  even  if our  business  is successful.

We have not paid dividends in the past, and do not anticipate  paying  dividends in the future.

         We have not paid or  declared  cash  dividends  to the  holders  of our common stock, and do not intend to do so in the foreseeable future. We intend to use any excess funds from our operations to operate and grow Decorize. We cannot assure you that we will ever pay dividends to the holders of our common stock.

                         Risks Related To This Offering

Future sales of our common stock in the public market,  or the  perception  that such sales could  occur,  could  cause our stock  price to decline,  even if our business is doing well.

         The market price of our common stock could drop if a substantial number of shares are issued,  particularly  if they are sold in the public market or if the market  perceives that such sales could occur. An excess number of available shares on the  market is likely to depress  our stock  price.  We have  issued a number of  warrants,  options  and  convertible  securities  that are  currently outstanding, including:

          o    warrants  to  purchase up to  2,303,142  shares of our stock,  at exercise  prices ranging from $1.40 to $4.00,  1,713,142 of which shares are being  registered  for resale by Decorize on behalf of the selling stockholders;

          o    convertible  securities  for the purchase of up to 535,714 shares of  common  stock at an  average  conversion  price of $1.40  per share,  all of which  are  being  registered  for  resale in this offering; and

          o    options to  purchase  843,906  shares of common  stock  under our employee stock incentive plan.

In  addition  to the  securities  listed  above,  we may  issue up to  2,156,094 additional shares under our employee stock incentive plan.

         Pursuant to this prospectus,  on behalf of the selling  stockholders we are registering and listing for sale on AMEX,  3,292,427 shares of common stock, including  1,713,142 shares that are issuable to the selling  stockholders  upon exercise of  outstanding  warrants  and 535,714  shares that are  issuable  upon conversion  of a  convertible  term

note. These shares are described in the "Selling Stockholders" section on page 9 of this prospectus.  After these shares are registered,  they may be sold in the public market, which could cause the market price of our common stock to drop by increasing the number of shares offered for sale to the public. An overabundance of available  shares on the market may limit the price  growth  potential of our common stock even if our business is doing well,  because the  available  supply may exceed the demand for our shares.  In addition,  these securities may impair our ability to raise needed  capital by  depressing  the price at which we could sell our common stock.

The current  public market for our common stock is limited and highly  volatile, which generally affects the price of our common stock.

         The shares of common stock offered  pursuant to this prospectus will be listed for  trading  on AMEX.  However,  we have only been  listed on AMEX since
March  2002,  and  trading  activity in our common  stock  should be  considered sporadic,  illiquid and highly volatile. An active trading market for our common stock may not exist in the future. Even if a market for the common stock offered pursuant to this  prospectus  continues to exist,  investors  may not be able to resell  their  common  stock at or above  the  purchase  price  for  which  such investors purchased such shares.

Because  of our  low  stock  price,  we may  become  subject  to  "penny  stock"
regulations, which place restrictions on the trading of our stock.

         The SEC has adopted  regulations that generally define a penny stock to be any  equity  security  that has a market  price of less than $5.00 per share, subject to certain exemptions.  Decorize is currently exempt from complying with the SEC's penny stock regulations because our common stock is listed for trading on AMEX.  However,  we could become subject to the penny stock regulations if we are  delisted  from AMEX or if the SEC expands  the  coverage of its penny stock regulations  so that AMEX  listing is no longer an  exemption.  The penny  stock regulations  provide  that,  unless an  exemption  is  available,  a penny stock transaction must be preceded by the delivery of a disclosure schedule explaining the penny stock  market and its risks.  In  addition,  under  these  regulations broker/dealers  who  recommend  penny stocks to persons  other than  established
customers  and  certain  accredited   investors  must  make  a  special  written
suitability  determination for the purchaser and receive the purchaser's written agreement to the proposed transaction prior to the sale. If we become subject to penny stock regulations, it would be more difficult for investors to purchase or sell our  common  stock  due to the  additional  restrictions  imposed  by those regulations, which could depress our stock price.

Our forward-looking statements may prove to be inaccurate.

         This  prospectus and the  Registration  Statement on Form SB-2 of which this  prospectus  is a part,  contain  "forward-looking  statements"  within the meaning of Section 27A of the  Securities  Act and  Section 21E of the  Exchange
Act, including  statements about Decorize's  forecasts,  expectations,  beliefs, performance,  plans, strategy,  objectives, and intentions.  Although we believe
that  the  forecasts,  expectations,   beliefs,  performance,  plans,  strategy,
objectives and intentions  reflected in, or suggested by, those  forward-looking statements are reasonable, it is possible that one or more, or even all, of them may not be achieved or  realized.  Factors  that could cause  actual  results to differ  materially from the  forward-looking  statements made in this prospectus are set forth in this "Risk Factors"  section and elsewhere in this  prospectus.
All forward-looking  statements  attributable to Decorize are qualified in their entirety by those cautionary statements. Forecasts are particularly likely to be inaccurate, especially over long periods of time.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

         This  prospectus and the  Registration  Statement on Form SB-2 of which this  prospectus  is  a  part  contain  forward-looking  statements.  The  words
"intend," "anticipate,"  "believe," "estimate," "plan" and "expect," and similar expressions as they relate to us, are included to identify these forward-looking statements.  Forward-looking  statements include those that address  activities, developments  or events  that we expect or  anticipate  will or may occur in the future.  All statements  other than statements of historical  facts contained in this prospectus and the registration  statement,  including statements regarding our future financial position,  business strategy,  budgets, projected costs and plans and objectives of management for future  operations,  are  forward-looking statements.  The actual outcome of the events described in these forward-looking statements could differ  materially.  Risks,

uncertainties  and  assumptions  that  could  cause  actual  results  to  differ materially from the  expectations  reflected in the  forward-looking  statements include, among other things:

          o    the risks associated with growth;

          o    our  inability  to  purchase  and   manufacture   merchandise  at
               attractive prices;

          o    changes in consumer demand and  preferences  that cause people to
               desire  products  other  than  those  traditionally   offered  by
               Decorize; and

          o    risks associated with our lack of liquidity.

These factors expressly qualify all subsequent oral and written  forward-looking statements attributable to us or persons acting on our behalf.

         A forward-looking  statement may include a statement of the assumptions or bases  underlying the  forward-looking  statement.  We believe we have chosen these assumptions or bases in good faith and that they are reasonable.  However, we caution  you that  assumed  facts or bases  almost  always  vary from  actual results,  and the differences  between assumed facts or bases and actual results
can  be   material,   depending   on   the   circumstances.   When   considering
forward-looking  statements,  you should keep in mind the risk factors and other cautionary statements in this prospectus and any prospectus  supplement.  Except for our ongoing obligations to disclose material  information as required by the federal  securities  laws,  we do not have any intention or obligation to update
forward-looking   statements   after  we  distribute  this  prospectus  and  the
applicable prospectus supplement.

                                 USE OF PROCEEDS

         This  prospectus  has been  distributed  solely to permit  the  selling stockholders  to offer  and  sell  shares  of our  common  stock to the  public.
Decorize is not offering  shares for sale,  and it will receive no proceeds from the resale of shares by the  selling  stockholders.  However,  we have  received proceeds from the original  issuance of the  outstanding  shares covered by this prospectus.  In addition, we will receive proceeds in the amount of the exercise price of the warrants,  or the  conversion  price of the  convertible  note, for shares of common stock issued in exchange for those  securities that are covered by this prospectus.  Assuming exercise of all such warrants,  the gross proceeds to us from the exercise of all such warrants would be  $4,590,798.  We intend to use any proceeds from exercise of such warrants for working  capital and general corporate purposes.  If the convertible note issued to NestUSA is converted into shares of common stock, our long-term liabilities would be reduced by the amount of principal and accrued interest converted into such shares.

                         DETERMINATION OF OFFERING PRICE

         This   offering  is  being   effected   solely  to  allow  the  selling
stockholders to offer and sell the shares of our common stock to the public. The selling  stockholders  may offer for resale  some or all of their  shares at the time and price that they choose. On any given day, the price per share is likely to be based on the bid price for our common  stock as quoted on AMEX on the date of sale, unless shares are sold in private transactions. Consequently, we cannot currently make a  determination  of the price at which shares offered for resale pursuant to this prospectus may be sold.

                              SELLING STOCKHOLDERS

         The table  appearing  below sets forth the beneficial  ownership of our common  stock by the  selling  stockholders  as of October 10,  2003,  and after giving effect to the sale of the shares of common stock offered  hereby.  Except as otherwise noted, each of the selling stockholders named below has sole voting and  investment  power with respect to the shares of common  stock  beneficially owned by that  selling  stockholder.  The table  also sets forth (a) the name of each selling stockholder,  (b) the number of shares of common stock beneficially owned by each selling stockholder, (c) the number of shares of common stock that may be sold in this offering by each selling stockholder, and (d) the number and percentage of shares of common stock each selling  stockholder will beneficially own after the offering, assuming they sell all of the shares offered. Beneficial ownership is determined  in  accordance  with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock that are issuable  upon the  exercise of  outstanding  options,  warrants, convertible  securities  or other  purchase  rights,  to the extent  exercisable within sixty days of the date of this prospectus, are treated as outstanding for purposes  of  computing  each  selling  stockholder's  percentage  ownership  of outstanding shares.

                                Number of Shares                           Number of Shares     Percentage of Shares
          Name of              Beneficially Owned    Number of Shares     Beneficially Owned     Beneficially Owned
      Beneficial Owner        before the Offering    Offered for Sale    after the Offering(1)   after the Offering
      ----------------        -------------------    ----------------    ---------------------   ------------------

NestUSA, Inc.                         1,211,714(2)            1,211,714                      0                      *
Quest Capital Alliance                  914,286(3)              914,286                      0                      *
Pequot Scout Fund, L.P.                 330,000(4)              330,000                      0                      *
Pequot Navigator Offshore               170,000(5)              170,000                      0                      *
    Fund, L.P.
Gryphon Master Fund                     285,714(6)              285,714                      0                      *
Gary Stein Roth IRA                      71,428(7)               71,428                      0                      *
Jack DeArmon                             40,000(8)               40,000                      0                      *
Joanna DeArmon                           40,000(9)               40,000                      0                      *
Fabian Garcia                           263,070(10)              40,000                223,070                  1.88%
J. Richard Iler                          42,857(11)              42,857                      0                      *
Robert J. Smith                         102,857(12)              42,857                 60,000                      *
Stonegate Securities, Inc.               17,857(13)              17,857                      0                      *
Scott R. Griffith                        46,429(14)              28,572                      0                      *
Robert R. Blakely                        28,572(15)              28,572                      0                      *
Jesse B. Shelmire                        46,427(16)              28,570                      0                      *
-------------------
*Less than 1%.

         (1) Assumes that all of the securities offered hereby are sold.
         (2) Includes  80,000  shares  issuable  upon exercise of warrants at an exercise  price of $4.00 per share,  535,714 shares (as adjusted from an initial
300,000 shares in accordance with the antidilution provisions of such instrument due to the  private  placement  completed  in  November  and  December  of 2002)
issuable upon conversion of a convertible  term note, in the original  principal amount of $750,000,  at a conversion  price of $1.40 per share,  300,000  shares issuable upon exercise of warrants at an exercise price of $1.50 per share,  and
216,000 shares  issuable upon exercise of warrants at an exercise price of $2.80 per share. Marwan M. Atalla is the President of this selling stockholder and has the right to exercise  control over the voting and  disposition of the shares of
Decorize common stock owned by it.
         (3) Includes  100,000  shares  issuable upon exercise of warrants at an exercise price of $4.00 per share and 357,143  shares  issuable upon exercise of warrants  at an  exercisable  price of $2.80  per  share.  Steven  W. Fox is the general  manager of Quest  Capital  Alliance  and controls the right to vote and dispose of the shares of Decorize common stock owned by Quest Capital Alliance.
         (4) Includes  165,000 shares  issuable upon the exercise of warrants at an exercise price of $2.80 per share.  We have been informed that Pequot Capital
Management,  Inc.  ("PCM") is the investment  manager of Pequot Scout Fund, L.P.
Voting and investment  control over the shares of Decorize common stock owned by
Pequot Scout Fund, L.P. is shared at PCM by Arthur J. Samberg and Kevin O'Brien, the sole executive officers and directors of PCM. Mr. Samberg is the controlling stockholder of PCM.

         (5) Includes 85,000 shares issuable upon the exercise of warrants at an exercise  price  of $2.80  per  share.  We have  been  informed  that PCM is the investment manager of Pequot Navigator Offshore Fund, L.P. Voting and investment control  over the shares of Decorize  common  stock owned by Pequot  Scout Fund,
L.P. is shared at PCM by Arthur J. Samberg and Kevin O'Brien, the sole executive officers and directors of PCM. Mr.  Samberg is the  controlling  stockholder  of
PCM.
         (6) Includes  142,857 shares  issuable upon the exercise of warrants at an exercise price of $2.80 per share. We have been informed that E.B. Lyon IV is the  authorized  agent of  Gryphon  Master  Fund,  and has the right to vote and exercise  control over the  disposition  of the shares of Decorize  common stock owned by Gryphon Master Fund.
         (7) Includes 35,714 shares issuable upon the exercise of warrants at an exercise price of $2.80 per share.  We have been informed that Gary Stein is the individual who has the right to exercise control over the voting and disposition of the shares of Decorize common stock owned by Gary Stein Roth IRA.
         (8)  Includes  20,000  shares  issuable upon exercise of warrants at an exercise price of $4.00 per share.
         (9) Includes  20,000  shares  issuable  upon exercise of warrants at an exercise  price of $4.00 per share.
         (10) Mr.  Garcia  serves as a director of  Decorize.  Includes  20,000 shares  issuable  upon  exercise of  warrants at an exercise  price of $3.00 per share and stock  options to  purchase  70,000  shares of common  stock under the
Decorize stock option plan.
         (11) Includes  21,429  shares  issuable upon exercise of warrants at an exercise  price of $1.68 per share and 21,428  shares  issuable upon exercise of warrants at an exercise price of $3.36 per share.
         (12) Includes  21,428  shares  issuable upon exercise of warrants at an exercise  price of $1.68 per share and 21,429  shares  issuable upon exercise of warrants at an exercise price of $3.36 per share.
         (13) We have been informed that voting and investment  control over the shares of Decorize common stock owned by Stonegate Securities, Inc. is shared by
Scott   R.   Griffith,    its   President,    and   Jesse   B.   Shelmire,   its
Secretary-Treasurer, who are the authorized representatives of Stonegate.
         (14) Includes  14,286  shares  issuable upon exercise of warrants at an exercise price of $1.40 per share,  and 14,286 shares  issuable upon exercise of warrants at an exercise  price of $2.80 per share.  Also includes  17,857 shares held by Stonegate,  which may be deemed to be beneficially owned by Mr. Griffith as a result of his  shared  control  over the  voting  and  investment  of those shares;  however,  Mr. Griffith disclaims any beneficial ownership of the shares owned by Stonegate.
         (15) Includes  14,286  shares  issuable upon exercise of warrants at an exercise price of $1.40 per share,  and 14,286 shares  issuable upon exercise of warrants at an exercise price of $2.80 per share.
         (16) Includes  14,285  shares  issuable upon exercise of warrants at an exercise price of $1.40 per share,  and 14,285 shares  issuable upon exercise of warrants at an exercise  price of $2.80 per share.  Also includes  17,857 shares held by Stonegate,  which may be deemed to be beneficially owned by Mr. Shelmire as a result of his  shared  control  over the  voting  and  investment  of those shares;  however,  Mr. Shelmire disclaims any beneficial ownership of the shares owned by Stonegate.

         The selling stockholders acquired the shares of common stock offered by this  prospectus,  including  those  issuable  under  the  convertible  note and warrants,  from Decorize in various  private  placements  completed by Decorize, which are described below:

     o    a private  placement  of a 6%  convertible  term note in the  original principal amount of $750,000, which is convertible into 535,714 shares of  common  stock  (as  adjusted  from an  initial  300,000  shares in accordance  with the  antidilution  provisions of such note due to the
          private   placement   completed  in  December   2002),   and  warrants
          exercisable  for another 300,000 shares of common stock at an exercise price of $1.50 per share (as adjusted from an initial  exercise  price of $3.00 per share) on February 26, 2002.  The  convertible  term note was amended  effective  January 1, 2003,  to adjust the  principal and interest payment schedule, and in connection with the amendment of the note,  we issued the holder of the note new warrants for an additional
          216,000 shares, at an exercise price of $2.80 per share;

     o    a private placement of 220,000 units at prices between $2.25 and $2.50 per unit, with each unit consisting of one share of common stock and a five-year warrant to acquire an additional share of common stock at an initial  exercise  price of $4.00  per  share,  which  was  closed  on
          February 27, 2002;

                                       10

     o    a private  placement  of 20,000  shares of common  stock at a price of
          $2.50 per share and warrants to acquire an additional 20,000 shares of common stock at an initial exercise price of $3.00 per share on May 6,
          2002; and

     o    a private  placement  of 785,714  shares of common stock at a price of
          $1.40 per share and warrants to acquire an additional  785,714  shares of common stock at an initial exercise price of $2.80 per share, which had two  separate  closings on November 19, 2002 and December 2, 2002.
          Decorize issued an additional set of warrants for an aggregate  85,714 shares to employees of Stonegate Securities, Inc., the placement agent that acted on Decorize's  behalf in such placements,  at the direction of Stonegate,  with 42,857 shares being issuable for an exercise price equal to $1.40 per share, 42,857 shares being issuable for an exercise price  equal to $2.80  per  share.  In  addition,  Decorize  issued an additional  17,857 shares of common stock to Stonegate as a portion of its placement fee.  Decorize also issued warrants to Mr. Smith and Mr.
          Iler, as consideration for acting as financial  advisors in connection with the  offering,  which were  exercisable  for 42,857  shares at an exercise  price  equal to $1.68  per  share  and  42,857  shares at an exercise price equal to $3.36 per share.

         Decorize is registering the shares of the selling stockholders pursuant to  certain  registration  rights  granted  to them  under  registration  rights agreements entered into in connection with the private placements.  The offering of the shares will  terminate as of the date on which all shares  offered hereby have been sold.

                              PLAN OF DISTRIBUTION

         The selling stockholders may offer the shares of common stock from time to time in open market  transactions  (which may include block  transactions) or otherwise in the over-the-counter market through AMEX or in private transactions at prices  relating to prevailing  market prices or at  negotiated  prices.  The selling  stockholders  may effect such  transactions by selling the shares to or through broker-dealers,  and such broker-dealers may receive compensation in the form of discounts,  concessions  or  commissions  from the selling  stockholders and/or purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as  principal or both (which  compensation  as to a particular broker-dealer  might  be  in  excess  of  customary  commissions).  The  selling stockholders  and any  broker-dealer  acting in connection  with the sale of the shares offered hereby may be deemed to be  "underwriters"  within the meaning of the  Securities  Act  of  1933,  as  amended,  in  which  event  any  discounts, concessions  or commissions  received by them,  which are not expected to exceed those customary in the types of transactions  involved, or any profit on resales of the shares by them, may be deemed to be underwriting commissions or discounts under the  Securities  Act. The offering of the shares will  terminate  upon the earlier  to occur of the sale of all the shares and the date on which all of the shares  offered hereby that have not been sold are eligible for resale under the
Securities  Act,  without the volume  limitations  of Rule 144 of the Securities
Act.

         Decorize  is  registering  the  sale of the  common  stock  held by the selling  stockholders  in satisfaction  of its  obligations  under  registration rights agreements that it entered into with each of the selling  stockholders in connection with the private offerings in which such stockholders  acquired their shares of common stock, common stock warrants and the convertible note. In those registration rights agreements,  Decorize agreed to pay the costs,  expenses and fees incurred in connection with the  registration of the selling  stockholders'
shares,  which we  estimate  to be  approximately  $200,000  (excluding  selling commissions and brokerage fees incurred by the selling  stockholders).  Decorize also  agreed to  indemnify  the selling  stockholders,  in  connection  with its registration of the sale of their shares of Decorize  common stock,  against any losses or damages to which they become subject under applicable state or federal securities  laws that  arise  from an actual or alleged  untrue  statement  of a material fact in this prospectus or the related  registration  statement or from an  actual  or  alleged  omission  to state a  material  fact  that  causes  the statements  made  in  this  prospectus  or  the  registration  statement  to  be misleading.  However,  Decorize is not responsible for  indemnifying any selling stockholder  against  those  liabilities  to the extent  that they arise from an untrue  statement or omission  that is made in reliance  upon and in  conformity with written  information  provided to Decorize from such stockholder for use in the preparation of this prospectus and the related registration  statement.  The selling  stockholders  agreed in return to indemnify  Decorize against losses or damages  arising  from such  untrue  statements  or  omissions  that are made in reliance upon the written  information  provided by those selling  stockholders, but each  stockholder's  liability is limited to the  proceeds  received by such stockholder  for  the  registration  of  the  sale  of  its  shares  under  this prospectus.

                                       11

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         The executive officers and directors of Decorize are as follows:

Name                     Age     Position
----                     ---     --------

Kevin Bohren             45      Chairman of the Board
James K. Parsons         54      Director, President and CEO
John E. Bagalay, Jr.     69      Director
Timothy M. Dorgan        50      Director
Fabian Garcia            43      Director
Jon T. Baker             51      Director
J. Michael Sandel        52      Director and Vice President
Alex Budzinsky           60      Executive Vice President and Chief Financial Officer
Brent Olson              34      Vice President - Finance and Treasurer
Gaylen Ball              51      Secretary and Director of Human Resources

Each of our directors  was elected to his current term at the annual  meeting of
Decorize's  stockholders held in November 2002, except for Dr. Bagalay,  who was appointed by the Board of  Directors  on December 12, 2002,  to fill the vacancy created by our increasing the number of members on our Board of Directors.  Each director  serves  for a term that  begins on the date of the  annual  meeting of stockholders at which he is elected, or the date of his appointment by the board to fill a vacancy, as applicable, and continues until the next annual meeting of our  stockholders at which his successor is elected and qualified or his earlier resignation or removal.  Our directors are not elected in alternating years, and they all serve concurrent terms.

         Additional personal  information with respect to our executive officers and directors is provided below.

KEVIN  BOHREN.  Mr.  Bohren was elected a director of Decorize on June 29, 2001, and was appointed as the Chairman of the Board on August 25, 2003, following the resignation of Mr. Baker as Chairman of the Board, President and Chief Executive
Officer.  Mr.  Bohren  serves as Chairman of the  Executive  Committee  and as a member of the Audit  Committee.  Mr.  Bohren  is also  Chairman  of the Board of
BigTick  Financial  Services,  Inc., a financial  services  start-up  company in
Chicago,  Illinois.  Prior to his involvement with BigTick, Mr. Bohren served as
Vice President,  Business  Development and Communications with RLX Technologies.
From January 1997 to October  1998,  Mr.  Bohren  served as President  and Chief
Executive Officer of Traveling  Software Company.  Mr. Bohren worked with Compaq
Computer  Corp. for 14 years until January 1997,  serving in various  capacities including Vice President and General Manager of the Commercial Desktop Division,
Vice President for Consumer  Product  Marketing,  and Vice President for Systems
Marketing.  While there, he  successfully  launched the  Presario(TM),  Compaq's first consumer desktop brand. Since 1996, Mr. Bohren has served as President and
Chief  Executive  Officer  of  LapLink.com,  a  remote  communications  software company.  He serves on the  Board of  Directors  for  ReplyTV,  a digital  video recorder and service; the Tomorrow Factory, a start-up e-commerce infrastructure company;  and Amerson  Music  Ministries.  Mr.  Bohren earned a bachelor of arts degree from the University of Minnesota.

JAMES K.  PARSONS.  Mr.  Parsons  was  appointed  by the Board of  Directors  as
President  and Chief  Executive  Officer  on August 25,  2003,  to serve in that capacity  until the Board of  Directors  appoints a  permanent  Chief  Executive
Officer to replace Mr. Baker, who resigned on that date. Mr. Parsons also serves as a member of the Executive Committee.  He has served as director and Executive
Vice  President  of  Decorize  since  June  29,  2001.  Mr.  Parsons  co-founded
decorize.com.  From 1983 to the present,  Mr. Parsons has served as President of
GuildMaster,  which he founded  and  co-owned,  and which is now a  wholly-owned subsidiary of Decorize.  GuildMaster  has been  recognized as a design leader in the industry and has created such  successful  brands as the Arnold  Palmer Home
Collection,  Tin Revival and  America  Country  West.  Previously,  Mr.  Parsons
founded  and  owned a  collection  of  home  furnishings-related  businesses  in
Springfield,  Missouri and a design studio in Kansas City, Missouri. Mr. Parsons graduated from Evangel University with a Bachelor of Science degree.

                                       12

JOHN E. BAGALAY,  JR., PhD. Dr.  Bagalay was appointed a director of Decorize on
December 12,  2002,  by the  unanimous  vote of our Board of  Directors.  He was appointed  to the Audit  Committee  at the same time and has been elected as its
Chairman.  Dr.  Bagalay also serves as a member of the Executive  Committee.  Dr
Bagalay  has served as Senior  Advisor to the  Chancellor  of Boston  University
since  January  1998.  He is a director  and serves as Chairman of Wave  Systems
Corp. Dr. Bagalay also served as Chief Operating Officer of Eurus  Technologies,
Inc.  from January 1999 to December  1999 and Chief  Financial  Officer of Eurus
International,  Limited  (formerly  known as  Eurus  Technologies,  Inc.)  since
January 1999. He served as the  President  and CEO of Cytogen  Corporation  from
January  1998 to January 1999 and Chief  Financial  Officer from October 1997 to
September 1998.  Prior to that time, he served as Managing  Director,  Community
Technology  Fund,  the  venture  capital  affiliate  of Boston  University  from
September 1989 to December  1997,  and was the former  General  Counsel of Lower
Colorado  River  Authority,  Texas Commerce  Bancshares,  Inc. and Houston First
Financial  Group.  Dr.  Bagalay  currently  serves as a director of Wave Systems
Corp., Cytogen Corporation, and several privately held companies.

TIMOTHY M.  DORGAN.  Mr.  Dorgan was elected as director of Decorize on June 29,
2001. Mr. Dorgan serves on the Audit  Committee.  Since January 2003, Mr. Dorgan
has  served as  General  Manager  of J.  Brown  and  Associates,  the  Specialty
Marketing Division of Grey Advertising.  From May 2000, Mr. Dorgan has served as
President of TMD  Consulting,  a firm  specializing  in e-commerce and nurturing emerging,  new economy businesses.  From May 1999 to May 2000, Mr. Dorgan served as Senior  Vice  President  e-commerce  of Follett  Higher  Education  Group,  a privately-held  company  whose core  business is the  management  of 630 college bookstores.  From January 1995 to May 1999,  Mr. Dorgan served as Executive Vice
President  Product  Management and Marketing of Peapod,  Inc., an online grocery shopping and delivery  service  company.  Mr. Dorgan also served as President of
Ketchum  Advertising  -  Chicago,  a  worldwide  marketing  services  firm,  and
President of Noble &  Associates  - Chicago,  an  integrated  marketing  service company  that  focused on the food  category.  Mr.  Dorgan  earned a bachelor of science degree from the University of Illinois.

FABIAN  GARCIA.  Mr. Garcia was elected a director of Decorize on June 29, 2001.
From  August  2003  to  the  present,   Mr.  Garcia  has  served  as  President,
Asia-Pacific  Division of Colgate - Palmolive Company. From April 2002 to August
2003, Mr. Garcia served as Sr. Vice President  International  for The Timberland
Co., where he was charged with growing  Timberland's  international  brand. From
August 1996 to December  2001,  Mr.  Garcia  served as  President of Chanel Asia
Pacific,  managing the most important  sources of income for the high-end French brand.  Mr. Garcia managed the total Chanel business in Asia Pacific,  including high end fashion,  fine  jewelry and watches,  fragrances  and  cosmetics.  From
January  1994 to May 1996,  Mr.  Garcia  served as Vice  President  and  General
Manager of Max  Factor-Japan.  From 1989 to 1994, he served as Managing Director for Procter & Gamble in Venezuela. Mr. Garcia completed his Chemical Engineering studies in Venezuela.

JON T.  BAKER.  Mr.  Baker was elected a director  and  Chairman of the Board of
Decorize on June 29, 2001, and appointed  President and Chief Executive  Officer on the same day.  Mr.  Baker  resigned  his  position  as Chairman of the Board,
President and Chief  Executive  Officer  effective on August 25, 2003, but he is continuing  to serve as a director.  Mr. Baker  co-founded  decorize.com,  which subsequently  changed  its name to  Decorate,  Inc.,  and then was  merged  into
Decorize following the merger with Guidelocator in March 2000. From July 1997 to
May 2000,  Mr. Baker  served as Managing  Partner of  GuildMaster,  Inc., a home furnishings  manufacturer located in Missouri,  now a wholly owned subsidiary of
Decorize.  From  October 1992 to June 2000,  Mr. Baker owned and operated  Baker
McCormick  Group,  Inc., a national  leadership  consulting and training company with clients ranging from Sprint to Anheuser Busch, Inc.  Previously,  Mr. Baker served as  President  and Chief  Operating  Officer of Noble  Communications,  a
marketing communications company. He also served as Division Chairman for Earle,
Palmer,  Brown,  a  marketing  services  firm.  Mr.  Baker  began his  career in marketing with Procter & Gamble. He has been responsible for building brands for
Stouffers,  B.F. Goodrich,  Tyson Foods, and Ralston Purina. Mr. Baker graduated from Kent State University with a degree in Advertising.

J. MICHAEL SANDEL.  Mr. Sandel was appointed as Vice President and a director of
Decorize as of July 31, 2001 in conjunction with Decorize's acquisition of Faith
Walk, of which he was a co-owner. Mr. Sandel and his wife, Kitty Sandel, founded
Faith  Walk in 1985 to focus on upscale  hand-painted  furniture.  In 1997,  the
Sandels opened a retail outlet related to Faith Walk under the name Odds & Ends,
L.P.,  the assets of which  were  contributed  to Faith  Walk in July 2001.  Mr.
Sandel studied for two years at the University of Houston working toward an arts degree. Subsequently, as an artist and designer, he opened and operated a retail store  focused  on the floral  category  of

                                       13

furnishings  which was owned by the  Sandels  for  approximately  five years and operated under the name of Golden Mushroom.

ALEX BUDZINSKY.  Mr. Budzinsky was appointed  Executive Vice President and Chief
Financial  Officer in January 2002.  From  September  through  December 2001, he taught Finance at the University of San Diego.  From July 1998 to April 2001, he
was  Executive   Vice   President  and  Director  of  United   America   eHealth
Technologies,  Inc.,  a provider  of  healthcare  information  technology.  From
September 1996 to July 1998, Mr. Budzinsky served at various times as President,
Chairman,  CEO  and  Director  of  Archangel  Diamond  Corporation,   a  diamond
exploration  and mining  company  which  discovered  and was  developing a major diamond  deposit in Russia.  Mr.  Budzinsky  participated  as founder and senior manager in several other  venture  companies.  He  previously  spent 20 years in corporate  finance and investment  banking with Citibank,  Dean Witter,  Merrill
Lynch and others.  Mr. Budzinsky  received his MBA degree from the University of
Chicago,  a masters degree from Rutgers University and a bachelor of arts degree from John Carroll University.

BRENT OLSON.  Mr. Olson was appointed Vice President of Finance and Treasurer of
Decorize on June 29, 2001. He also served as Chief Financial Officer of Decorize from June 2001 until  January 2002.  Beginning in January  2001,  Mr. Olson held similar  positions  with  Decorate,  Inc.  During the  period  from June 1995 to
January 2001,  Mr. Olson worked for John Q. Hammons  Hotels,  Inc., an owner and operator of 53 hotel  properties  nationwide.  While there he served as Auditor,
Accountant and Corporate Accounting Manager. Mr. Olson earned a BS in Accounting from Southwest Missouri State University.

GAYLEN BALL.  Ms. Ball was appointed  Corporate  Secretary and Director of Human
Resources  of Decorize  on June 29,  2001,  and she served as Office  Manager of
decorize.com  from its  inception.  From 1982 to March 2000, Ms. Ball worked for
Noble  Communications  Co. serving as Data  Processing  Manager for the research division, Director of MIS, and Director of Human Resources.

Each of our principal officers is elected by, and serves at the pleasure of, the
Board of Directors.

                                       14

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain  information  regarding  beneficial ownership of the common stock as of October 10, 2003,  by (i) all persons  known by Decorize to be the owner of record or  beneficially of more than five percent of the  outstanding  common stock,  (ii) each  director of Decorize,  (iii) each executive officer of Decorize listed in the Summary Compensation Table set forth under the caption "Executive  Compensation," on page 35 of this prospectus,  and
(iv) all  directors  and  executive  officers  as a group.  Except  pursuant  to applicable  community  property  laws and except as  otherwise  indicated,  each stockholder  identified in the table possesses sole voting and investment  power with respect to his shares.

      Name                           Shares Beneficially Owned(1)       Percent of Shares (2)
      ----                           ------------------------------     ---------------------

NestUSA, Inc.                                        1,211,714(3)                    9.8%
     1800 Bering Drive, Suite 755
     Houston, TX  77057
Quest Capital Alliance                                 914,286(4)                    7.8%
     3140 East Division
     Springfield, MO
Jon T. Baker                                            2,330,741                   20.7%
     1938 E. Phelps
     Springfield, MO 65802
James K. Parsons                                        2,932,970                   26.0%
     1938 E. Phelps
     Springfield, MO 65802
Kevin Bohren                                           421,908(5)                    3.7%
     P.O. Box 6632
     Avon, CO 81620
Timothy M. Dorgan                                       65,768(6)                    0.6%
     350 May Avenue
     Glen Ellyn, IL 60137
Fabian Garcia                                          263,070(7)                    2.3%
     8 A Camden Park
     Singapore 299799
J. Michael Sandel                                         161,443                    1.4%
     10825 Barley Lane, Suite D
     Houston, TX 77070
Shane Matthews                                          71,128(8)                    0.6%
     1938 E. Phelps
     Springfield, MO 65802
John E. Bagalay, Jr., PhD.                                  4,348                   0.03%
     1938 E. Phelps
     Springfield, MO 65802
Alex Budzinsky                                         130,667(9)                    1.1%
     1938 E. Phelps
     Springfield, MO 65802
All Executive Officers and                              6,416,354                   54.9%
   Directors as a Group (9 persons)(10)
----------------------------

(1)      Beneficial  ownership has been determined in accordance with Rule 13d-3 under  the  Securities  Exchange  Act  of  1934  and  unless  otherwise indicated,  represents  securities for which the  beneficial  owner has sole voting and investment  power.  Any securities held in the name of, and  under,  the  voting  and  investment  authority  of a spouse of an executive officer or director have been excluded.
(2)      Reflects  the  number  of  shares  outstanding  on  the  date  of  this prospectus,  and with  respect to the  percentage  calculated  for each individual  shareholder  or group of  shareholders,  it is assumed that such  shareholder or

                                       15

          group  exercises all of the stock options owned by such  individual or group that are exercisable  currently or within sixty days of the date of this prospectus.

     (3)  Includes  80,000  shares  issuable  upon  exercise  of  warrants at an exercise price of $4.00 per share, 535,714 shares (as adjusted from an initial 300,000 shares in accordance with the antidilution  provisions of such instrument due to the private placement  completed in November and December of 2002) issuable upon  conversion of a convertible  term note, in the original  principal  amount of $750,000,  at a conversion price of $1.40 per share,  300,000  shares  issuable  upon exercise of warrants at an exercise  price of $1.50 per share,  and 216,000 shares issuable upon  exercise of warrants at an exercise  price of $2.80 per share.  Marwan M. Atalla is the President of this selling  stockholder and has the right to exercise  control over the voting and disposition of the shares of Decorize common stock owned by it.

     (4)  Includes  100,000  shares  issuable  upon  exercise  of warrants at an exercise  price of $4.00 per share and 357,143  shares  issuable  upon exercise  of  warrants  at an  exercisable  price of $2.80 per  share.
          Steven W. Fox is the general  manager of Quest  Capital  Alliance  and controls the right to vote and  disposition  of the shares of Decorize common stock owned by Quest Capital Alliance.

     (5)  Includes  10,000  shares  issuable  upon the exercise of stock options granted under Decorize's stock option plan, at an exercise price equal to $2.60 per share,  and another 70,000 shares issuable under warrants at an exercise price of $2.00 per share.

     (6)  Includes  10,000  shares  issuable  upon the exercise of stock options granted under Decorize's stock option plan, at an exercise price equal to $2.60 per share.

     (7)  Includes  10,000  shares  issuable  upon the exercise of stock options granted under Decorize's stock option plan, at an exercise price equal to $2.60 per  share,  20,000  shares  issuable  under  employee  stock options with an exercise  price equal to $3.95 per share,  and another
          20,000 shares  issuable  under employee stock options with an exercise price equal to $2.40 per share.  Also includes  20,000 shares issuable upon exercise of warrants at an exercise price of $3.00 per share.

     (8)  Includes  39,941  shares  issuable  upon the exercise of stock options granted under  Decorize's 1999 Stock Option Plan, at an exercise price equal to $1.13 per share,  and another  3,333  shares  issuable  under employee  stock  options  with an  exercise  price  equal to $2.65 per share.

     (9)  Includes  100,000  shares  issuable  upon  exercise  of stock  options granted under  Decorize's 1999 Stock Option Plan, at an exercise price equal to $2.70 per share,  and another  40,000 shares  issuable  under employee stock options at an exercise price equal to $2.40 per share.

     (10) Includes all executive officers and directors of Decorize, as a group.

                                       16

                            DESCRIPTION OF SECURITIES

         Our authorized stock consists of 50 million shares of common stock, par value $.001 per share,  and 10 million shares of preferred  stock,  $.001 stated
value per share.  The following is a summary of the terms and  provisions of our
capital  stock  and  the  material   applicable  terms  of  our  certificate  of
incorporation   and  bylaws.   You  should  also  review  our   certificate   of
incorporation  and bylaws,  which are  included as exhibits to the  registration statement of which this prospectus is a part.

Common Stock

         We are  authorized  to issue up to 50 million  shares of common  stock, each of which is  entitled  to one vote per  share.  The  holders  of our common stock:

     o    have equal ratable  rights to dividends  from funds legally  available therefor, when, as and if declared by our Board of Directors;

     o    are entitled to share ratably in all of our company's assets available
          for  distribution  to  holders  of  common  stock  upon   liquidation,
          dissolution or winding up of Decorize's affairs; and

     o    do not have  preemptive,  subscription or conversion  rights and there are no redemption or sinking fund provisions or rights.

         Holders of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares voting for the election of directors can elect all of the  directors to be elected,  if they so choose,  and in such event the holders of the remaining  shares will not be able to elect any of our directors.

Preferred Stock

         Our Board of Directors is  authorized,  without  further  action by the stockholders,  to  issue up to 10  million  shares  of  preferred  stock  and to establish,  without  stockholder  approval,  one or more  classes  or  series of
Decorize  preferred  stock having the number of shares,  designations,  relative voting rights, dividend rates,  liquidation and other rights,  preferences,  and limitations  that  our  Board of  Directors  may  designate.  No  shares  of our preferred stock are issued or  outstanding.  The issuance of our preferred stock could  adversely  affect  the voting  power of  holders of our common  stock and restrict their rights to receive  payments upon our  liquidation.  It could also have the effect of  delaying,  deferring  or  preventing  a change in control of
Decorize. We have no present plan to issue any shares of preferred stock.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

         Board of Directors.  Our certificate of incorporation provides that the number of members of our Board of  Directors  will be fixed from time to time in the manner established in our bylaws,  which provide that our Board of Directors will set the  number of  members  of our Board or  Directors  by a duly  adopted resolution.  In addition, under our certificate of incorporation,  directors may be  removed  only  for  cause  by the  affirmative  vote  of a  majority  of the then-outstanding shares of our capital stock entitled to vote. Cause for removal is defined by the  certificate  of  incorporation  as (i) conviction of a felony that is no longer subject to appeal,  (ii)  adjudication by a court of competent jurisdiction that the director is liable for gross  negligence,  recklessness or misconduct  in the  performance  of his duty to the  corporation  in a matter of substantial importance to the corporation, which is no longer subject to appeal, or (iii) the director is  adjudicated  to be mentally  incompetent by a court of competent  jurisdiction,  in a manner  that  directly  affects  his ability as a director,  which adjudication is no longer subject to appeal. Our bylaws provide that vacancies on our Board of Directors will be filled by the affirmative  vote of a majority of the remaining  directors,  even if less than a quorum, and that the newly  elected  director  shall serve for the  unexpired  term of his or her predecessor.  The likely effect of the  limitations  on the removal of directors and  filling  of  vacancies  is  an  increase  in  the  time  required  for  the stockholders to change the composition of our Board of Directors. The provisions in our certificate of incorporation relative to fixing the numbers of directors, the election  and the removal of directors  are subject to the rights of holders of preferred  stock which may be established by our Board of Directors  pursuant to

                                       17

our  certificate  of  incorporation  in order to permit the holders of preferred stock to elect directors under specified circumstances.

         Our bylaws provide that  nominations  for the election of directors may be made by the Board of Directors,  by a proxy committee  appointed by the Board of  Directors  or by  any  stockholder  entitled  to  vote  in the  election  of directors.  Under  our  bylaws,  stockholders  intending  to  nominate  director candidates  for election  must give proper  advance  notice to the  secretary of
Decorize  at least  90 days  prior to the  anniversary  date of the  immediately preceding  annual meeting of  stockholders.  However,  in the case of a director that is not standing for reelection,  a stockholder may give notice of a nominee for the vacated  directorship  any time before the close of business on the 10th day  following  written  notice from the Board of  Directors  stating  that such directorship  is to be elected and the name of the Board of Directors'  nominee.
The chairman of any stockholder meeting may refuse to acknowledge the nomination of any person who is not nominated in compliance with the procedure  established in the bylaws.  Although  this does not give the Board of Directors any power to approve or disapprove stockholder  nominations for the election of directors, it may have the effect of  precluding  a contest for the  election of  directors if these procedures are not followed precisely.

         Stockholder  Meetings. Our  certificate of  incorporation  provides that special  meetings of the  stockholders may be called only by the Chairman of the
Board of Directors,  the Chief Executive Officer or by a majority of the members of our Board of  Directors.  The foregoing  provisions  could have the effect of delaying  until the next  stockholders'  meeting  stockholder  actions  that are favored by the holders of a majority of the  outstanding  voting  securities  of
Decorize.

          Special Vote Required for Business Combinations. We are subject to the  provisions of Section 203 of the Delaware  General  Corporation  Law, an
anti-takeover  law, and  provisions in our  certificate of  incorporation  which
relate  to  transactions  with  interested  stockholders.   Subject  to  certain
exceptions,  Section 203  prohibits a publicly held  Delaware  corporation  from engaging in a "business  combination"  with an  "interested  stockholder"  for a period of three  years  after the date of the  transaction  in which the  person became an interested stockholder, unless the business combination is approved in a  prescribed  manner.  For  purposes of Section  203, a "business  combination"
includes  mergers,  asset sales having an aggregate market value equal to 10% or more of either the aggregate  market value of all the assets of the  corporation determined  on a  consolidated  basis or the  aggregate  market value of all the outstanding  stock of the  corporation,  and other  transactions  resulting in a financial benefit to the interested stockholder.  An "interested stockholder" is generally a person who, together with affiliates and associates, owns (or within three  years  prior to the date of  determination  of  whether  the person is an
"interested  stockholder" did own) 15% or more of the corporation's  outstanding voting stock.

                                       18

                             DESCRIPTION OF BUSINESS

         General

          Our company, headquartered in Springfield, Missouri, is a manufacturer and  wholesaler of imported home  furnishings  and home accent items.  Decorize,
Inc.  does business  under the names  "decorize.com,"  "GuildMaster"  and "Faith
Walk."

         We became a  publicly  traded  company  in July 2001  through a reverse merger with a reporting  company named  Guidelocator.com  and adopted its fiscal year end of June 30.  Guidelocator.com  was a development stage company that was formed to provide an internet database containing  information on fishing guides around the world.  The merger has been  accounted for as a  recapitalization  of
Decorate, a predecessor of Decorize.  After the merger,  Decorize's common stock traded on the over-the-counter  market until it became listed for trading on the
American  Stock  Exchange  in March 2002.  We did not pursue any  fishing  guide related  business  after the merger,  and our company has focused on the sale of furniture and home decor products to our wholesale customers since that time. We completed the  acquisition of  GuildMaster in June 2001, and the  acquisition of
Faith Walk in July 2001, following the  Guidelocator.com  merger, which expanded our operations in the home accents and accessories business.

         The operations and the product focus of decorize.com,  GuildMaster, and
Faith Walk were separate and distinct in mid-2001,  but since our  completion of the acquisition and merger transactions,  all three entities have combined their activities  into one company  and all have  migrated  to the  Decorize  business model, which relies on manufacturing and importing our home furnishings products direct from the Far East to our retailers' sites in the United States. More than
80% of the  products  we  sold  during  our  most  recent  fiscal  quarter  were manufactured  by suppliers  located in the Far East.  Our direct  shipping model allows us to minimize  the use of  intermediate  warehousing  facilities,  which significantly reduces our cost of delivering products to our customers. Reducing those  costs gives us greater  flexibility  in pricing  and  improves  our gross margins.  Decorize  continues to  manufacture a small amount of its  GuildMaster product in its Springfield, Missouri facility, but it is gradually replacing the product volume in those  facilities with goods from our overseas  suppliers.  We have  maintained the separate brand  identities of GuildMaster and Faith Walk so that we can continue to build on the customer  awareness of those  brands.  Even though there is substantial  commonality  in product  categories and in business practices between the three Decorize  companies,  each of them has its own areas of concentration:

     *    Faith  Walk   focuses  on   designing   hand-painted   furniture   and
          accessories;

     *    GuildMaster  focuses  on  designing  wall  art  and  special  designer collections; and

     *    decorize.com  focuses on designing and customizing  furniture,  accent pieces, and accessories to meet the design needs of large retailers.

         We founded  decorize.com,  the company that became  Decorize,  in March
2000  with  the  intention  of  creating  a direct  "source  to  business"  home furnishings  and accents company that was designed to serve both large and small
United States retail  customers  with products  delivered  directly from the Far
East to those  United  States  retailers  on  orders  as small  as  $1,000.  Our objective in evaluating our shipping  methods,  pricing,  product  offerings and other  aspects of our  business  model is to enable our  operating  companies to surpass competitors in our industry on product value, item uniqueness, selection and delivery options of imported home furnishings  products by improving our use of information technology,  logistics processes and our direct sourcing business model. We believe that our customers focus on those factors when choosing a home furnishings supplier, and if we can exceed the offerings of our competitors,  we will continue increasing market share at the cost of our competitors.

         We use our  "source to  business"  model to serve two  distinct  market segments,  the source to large business segment and the source to small business segment.  The source to large business  segment is comprised of large  retailers that we believe can benefit from our pricing,  delivery  times and custom design capability.  The small business segment includes small retailers,  designers and decorators  that,  in our  experience,  have paid  premium  prices and have been unable to directly source home furnishings and accents from overseas. We provide products to those small retailers at lower prices on an  "international  freight included"  basis that we believe has not previously

                                       19

been made available to them by our competitors in the home furnishings industry.
The price of our products includes the cost of freight to the United States port of entry,  which  reduces the  uncertainty  about ocean freight costs that would otherwise  be borne  directly  by the small  retailer.  Also,  because we have a significantly  higher volume of shipping  orders than our  individual  customers would have, we are able to negotiate  lower per item shipping rates on the ocean freight  that we arrange,  allowing us to pass through a lower cost than a small retailer would obtain on its own account.

         Our current customer revenue mix for all three Decorize  business units is  approximately  twenty  percent from small  business and eighty  percent from large business  customers.  Based on our limited operating history, we expect to experience  commensurate  levels of sales  increases in both our large and small business segments.  As a result, we do not anticipate any significant changes in our customer mix in the  foreseeable  future,  however,  we cannot  predict with certainty whether or how our business mix will change in the future.

         decorize.com

         Our  decorize.com   brand  sources  its  products  from  a  network  of
manufacturing  partners in the Far East,  principally  China,  the  Philippines,
Thailand,  Indonesia  and  Vietnam.  Working  in  concert  with our  third-party logistics providers,  we stage products in facilities located in those countries for shipment directly to our retail customers in the United States. We call this our "source to business"  model,  which enables us to provide our customers with pricing that we believe is substantially  below traditional  wholesale levels in the  home  furnishings  industry.  We are able to pass on  lower  prices  to our customers  because we eliminate or reduce the additional costs that are required in the traditional model for building substantial product inventories,  multiple stage  warehousing and multiple  handling  levels by a third-party.  We estimate that if we transitioned our delivery methods back to the more traditional model, which is still used by a majority of our  competitors,  that increased  delivery costs would cause our costs of goods sold to increase by up to 15%,  which would likely result in a significant increase in the prices that would have to be paid by our customers and a decrease in our operating margins.

         GuildMaster

         GuildMaster  is a Missouri  corporation  that we acquired in June 2001.
When we acquired  GuildMaster,  all of the stock of GuildMaster was owned by Jon
T. Baker,  one of our  directors,  James K.  Parsons,  our  President  and Chief
Executive  Officer,  and Ellen  Parsons,  his  spouse.  The  purchase  price for
GuildMaster  was $2.5  million,  which we paid by issuing a $375,000  promissory note to Mr. Baker and by issuing common stock worth approximately  $2,125,000 to
Mr. Baker, Mr. Parsons and Mrs. Parsons. We also assumed a $925,000 debt owed by
GuildMaster to Mr. Parsons, by issuing a $925,000 promissory note. The notes are due in full on July 31, 2004 (pursuant to modifications  made soon after the end of fiscal year 2002);  however, the interest payable on Mr. Baker's note will be paid on December  31,  2004,  pursuant  to the  separation  agreement  signed in connection  with his  resignation on August 25, 2003. As part of the GuildMaster transaction,  we  entered  into  employment  agreements  with Mr.  Baker and Mr.
Parsons.  You can find  information  about these  employment  agreements and Mr.
Baker's  separation  agreement in  "Executive  Compensation"  on page 35 of this prospectus.

         The GuildMaster brand includes custom,  high-end,  home accent products that are either produced to its  specifications by manufacturers  located in the
Far East or are manufactured in our Springfield,  Missouri facility. GuildMaster ships a major part of its  products  directly  to  customers  from the  overseas factories  of those  manufacturers.  It also  warehouses  some  products  at the
Springfield  facility and ships available inventory to retailers  throughout the country.

         Decorize has substantially increased the level of product obtained from the Far East by GuildMaster  since it was acquired in June 2001, and we estimate that this production shift will continue in the near future. During fiscal 2003,
GuildMaster  produced  approximately  26% of its  products  domestically  in its
Springfield  facilities (calculated on the portion of sales revenue attributable to such products), which in turn represented 8% of our overall product revenues.
Decorize  estimates  that  during  the most  recently  ended  quarter,  domestic production of GuildMaster's  items was less than 30% of its overall  production, and less than 10% of Decorize's production on a consolidated basis for that time
period.   Our  current   business  plan   contemplates  a  continued   shift  of
GuildMaster's  production  from its  domestic  suppliers to suppliers in the Far
East, but we cannot provide an exact  timetable for when all production  will be transferred overseas.  Decorize intends to push production to suppliers based on cost,  reliability
                                       20

and product  quality,  and if those  factors  shift to the  advantage of certain other  suppliers in the future,  then our demand for  third-party  production is anticipated to shift in the same manner to those other suppliers.

         Faith Walk

         Faith Walk is a Missouri  corporation  that we  acquired  in July 2001.
Prior to the  acquisition,  Faith  Walk was owned by J.  Michael  Sandel and his spouse. The purchase price for Faith Walk was $1.1 million.  We paid $284,000 of the purchase  price in cash.  The  remainder  of the purchase  price was paid by
issuing  a  $216,000   promissory  note,  and  by  issuing  common  stock  worth
approximately  $510,000 to Mr. Sandel and his spouse. The note is due in full on
July 31, 2004 (pursuant to  modifications  made  subsequent to the end of fiscal year 2002). As part of the Faith Walk transaction, we entered into an employment agreement  with  Mr.  Sandel.  You  can  find  information  about  Mr.  Sandel's employment agreement in "Executive Compensation" on page 35 of this prospectus.

         Faith Walk has historically sourced its products in unpainted form from
United  States  suppliers  and added  design  finishing  in its  Houston,  Texas manufacturing  facility.  Under our new "source to business" strategy, the Faith
Walk brand is creating  designs to be manufactured  entirely by our suppliers in the Far East and then directly  shipping finished products to our retail clients in the United  States.  We believe  that our direct  shipping  method will allow
Decorize to reduce  prices for Faith Walk items to its customers for its current product  offerings,  while still  increasing its gross  margins,  by eliminating unnecessary  third  party  warehousing  and  handling  costs.  Faith  Walk began transitioning  its product  offerings to our "source to business"  model in late
2001, and as of January 31, 2003, all of its product  sourcing has been moved to the Far East.

         Business Strategy

         The Decorize  "source to business" model  eliminates  several layers of handling and warehousing by importers and retailers. Products are sourced in the
Far East and shipped  directly to  retailers in the United  States.  We estimate that a majority of our industry  competitors ship product through several levels of third  party  warehouse  facilities,  which our  management  estimates  would increase the cost of our products by up to 15%. Our  objectives in designing our business model are based on the assumption that our competitors are experiencing similar  impacts on the cost and timing of the  shipping  of their  products  to retail and wholesale customers in the United States.

         We have developed  support systems for manufacturing of our products in the Far East, which provide product  development  support and quality  assurance supervision  in the  production,  packaging  and  shipping of our private  label products.  A very important  element of the Decorize model is a concentration on designing and customizing  proprietary  product lines to meet specific  customer needs.  The  Decorize  model  enables us to provide  high-volume,  high  quality proprietary  products to large  retailers at attractive  prices and offers small retailers  access to a broad range of accessories and accent furniture which was previously not available to them.

         Our support systems consist  primarily of quality control personnel who oversee our manufacturing  done by our suppliers in the Far East.  Although they are new to the Decorize team,  our overseas  employees are viewed by Decorize as an integral part of our successful transition to the direct shipping method that we prefer.  We do not believe that our transition could be accomplished  without the  oversight,  management  and  first-hand  knowledge of our foreign  regional suppliers  provided by our overseas  manufacturing  support  team.  Our overseas support  team is headed by a manager  who  recently  relocated  to China,  after spending several years at our headquarters as a key member of our operations and logistic teams. Recently, Decorize has begun to expand the roles of our overseas support team beyond mere quality  control into areas of product  development and product procurement of items that are available in the Far East, and which would not likely have become part of our product offerings without our overseas staff.
Currently,  Decorize  employs  eight  persons  overseas,  but we  intend to hire several  more this year.  The focus  will  continue  to be on  quality  control, regarding items such as consistency to design  requests,  manufacturing  quality and packaging and delivery  issues,  but we will continue to seek  opportunities for them to provide  assistance  on  procurement  and  development  of  possible product offerings.

         We are  expanding our product  sourcing,  development  and  warehousing operations in the Far East to support the increasing  volumes of product sourced there under our business model. At the same time, we are continuing to build our sales staff in the United  States in order to improve our ability to present our products and services to a growing customer base.

                                       21

         On  the  operational  level,  we  continue  to  implement  and  improve technology  solutions that enable us to work closely with suppliers,  as well as customers to plan and track orders,  production  status, and deliveries in order to meet demanding  production and delivery timelines.  During the current fiscal year, we installed new telephony and information  systems at a cost in excess of
$150,000.  Our new  information  systems are  designed to increase  our internal operating efficiency and improve internal communication  capabilities,  to track the status of our  products  and to  improve  communications  with our  overseas vendors, our third party logistics  suppliers,  and our United States customers.
One  example of our  communications  improvements  is the process  developed  by
Decorize and our third-party logistics suppliers that makes it possible to track orders and the delivery of merchandise  to our customers,  which is essential to our direct  ship  business  model  since we have  little  retail or  warehousing capabilities of our own to rely upon. See "- - Warehousing and Distribution". We will continue to seek  upgrades in our  technology  infrastructure  that improve operating  efficiencies,  improve customer service  capabilities  and/or improve quality  and cost  control in our  operations.  There are no  specific  upgrades currently planned for 2004, however,  our current forecasts call for us to spend up to $100,000 toward technology upgrades for each fiscal year.

         Although we are  currently  focusing our efforts on limited  categories and products which are most productive for us, our long-term  strategy  includes the acquisition or in-house  development of additional  product  categories that will  enable us to offer a broad  line of  accessories,  accent  furniture,  and related  categories.  Potential product  categories into which we may expand our product offerings include specialty lighting, gifts,  institutional furnishings, ironwork  and  florals,  which are product  areas in which we are not  currently well-represented. We also intend to develop our current staff and management and operational  infrastructure in order to pursue marketing  opportunities  that we have  identified  in new  product  areas  in  customer  markets  that we are not currently  pursuing.  In that regard, we intend for our overseas support systems
to  increasingly  be  responsible  for  developing  new  product   offerings  by
researching  items that may be available  in the overseas  market for which they are responsible.  We expect that we will need to raise additional external funds to implement our growth strategy in a timely fashion.  To that end, we expect to evaluate various  financing  opportunities in private or public markets and will arrange financing when appropriate terms are available.

         Merchandise

         We manufacture and sell imported home furnishings and home accent items such  as  chests,  tables,  chairs,  painted  furniture,  paintings,  sculpture, tapestries,  other fine art pieces,  various hand-made ceramics,  candles, lamps and similar accessory items.  Products designed and manufactured by us include a broad  array of home  furnishings,  including  larger  furniture  items  such as hand-painted  or  traditionally  finished  armoires,  chests,  large  tables and chairs.  Accent furniture  includes items such as occasional tables, end tables, mirrors, wicker chairs and tables, and ottomans.  Accessories include items such as  wood,  rattan,  glass or  ceramic  bowls,  statuettes,  vases,  candles  and candleholders, baskets, boxes, lamps and bath items. Wall art includes a variety of traditional art such as framed oil paintings or prints,  but it includes many other types of materials  and designs  including  fabrics,  woven  materials and
collages.   Faith  Walk  focuses  on  designing   hand-painted   furniture   and
accessories,  GuildMaster  focuses on  designing  wall art and special  designer collections,  and decorize.com  focuses on designing and customizing  furniture, accent pieces, and accessories to meet the design needs of large retailers.

         Currently, decorize.com focuses on the following product lines:

                  -  the  design  and  supply  of  custom  furniture,   such  as
         traditionally  finished  armoires,  tables,  chairs and storage  units, which are intended for frequent use by the consumer;

                  - the design and supply of accent pieces for the home, such as mirrors,  wicker  chairs and  tables,  ottomans,  and lamps,  which are designed as much for their aesthetic value as for their actual utility;
         and

                  - the  design and supply of  accessory  items,  such as lamps, candles, glass and ceramic bowls and figurines,  vases and boxes, which primarily fulfill the design needs of the retail customer.

                                       22

The main customers of decorize.com are typically large retailers, who market the products  supplied by Decorize  to the end user  retail  customers  that shop at their  brick and mortar  store  locations.  The  product  mix  supplied to those retailers  depends upon their perception of customer demand of the consumers who shop and purchase product at those store locations.

         The main product lines for GuildMaster are the following:

                  -  the  design  and   manufacture   of  wall  art,   including
         tapestries,  paintings  and  decorative  ceramic and  glassware for the home; and

                  - the design and production of special designer collections of home  accent  items,  such as  candles,  glass  and  ceramic  bowls and figurines, vases and boxes.

The main customers of GuildMaster are typically large retailers,  who market the products  supplied by GuildMaster to the end user retail  customers that shop at their  brick and mortar  store  locations.  The  product  mix  supplied to those retailers  depends upon their perception of customer demand of the consumers who shop and purchase product at those store locations.

         Faith Walk's principal product offerings are hand painted furniture and accessories  for the home.  Faith  Walk  products  include  specialty  armoires, chests,  large tables and chairs, which are typically used by home consumers who wish a more  lively  decor  than may be offered  by more  traditional  furniture products.  In  addition,  Faith Walk offers hand  painted  accessories  that are purchased by more  high-end  consumers.  Some of these  accessory  items include mirrors, vases, table lamps and candleholders. Faith Walk historically had those items  manufactured for it in the United States, but completed the hand painting and design of the specialty products itself.  However, under our direct shipping model,  it has  transitioned  to a  supplier  base in Asia  that  completes  the manufacture  and final  preparation  of those  hand  painted  items.  Faith Walk supplies a substantial portion of its product to small retailers and independent designers who market and sell the product directly to their clients.

         Since our inception, we have not experienced any significant difficulty in manufacturing or otherwise  obtaining quality merchandise in adequate volumes and at suitable prices.

         Suppliers

         We have  developed a network of more than 30 supply  partners in China, the  Philippines,  Thailand,  Indonesia and Vietnam that manufacture most of the products we sell to our customers.  For the year ended June 30, 2003, Decorize's top ten vendors accounted for  approximately 40% of our total purchases.  During
the  time  spent   arranging   the   production   of  our  goods  with  overseas
manufacturers,  Decorize  and  its  supply  partners  are  developing  a  better understanding  of each other's needs and  requirements.  As our supply  partners become more familiar with  Decorize's  business model and products,  they become more adept at meeting our design and manufacturing needs, which gives us greater confidence in continuing  to direct  orders to those  overseas  vendors who have demonstrated  success  in  working  with  us  and  increasing  our  reliance  on particular  supply  partners  for  meeting  our  overseas  manufacturing  needs.
However,  we believe  that none of our  suppliers  is material  to our  business individually,  since there are a number of  alternative  suppliers  available to manufacture  our products in both the Far East and other parts of the world.  We currently  estimate that the largest of those suppliers will represent less than
38% of our product  purchases  during any fiscal year.  We work closely with our overseas  suppliers to ensure that they  manufacture and ship products that meet our requirements.

         The raw materials used by our suppliers,  such as wood products, metal, glass and ceramics are readily  available in many places  throughout  the world.
Because of the  availability of replacement raw materials,  we do not anticipate any  significant  difficulties  in  obtaining  suitable  raw  materials  for the manufacture of our products, even if there is ever a shortage of those materials in any particular country or region in which our suppliers are located,

         Our  relationship  with  our  logistics   companies  provides  us  with
state-of-the-art  staging and  warehousing  facilities  in the  Philippines  and
China.  However, if it is necessary,  Decorize has alternative sources for those staging and warehousing services.

                                       23

         Customers

         The current  customer base for our three brands includes  approximately twelve large retailers and more than a thousand small  retailers,  designers and decorators.  During the year ended June 30,  2003,  our customer  revenues  were approximately  $15.4  million.  Although our top five customers in the past year accounted for  approximately  59% of our revenues,  the continuing growth of our business  and the  number of our  customers  is  expected  to result in  greater revenue  diversification.  During fiscal 2003,  our top five  customers from the standpoint  of  revenues  were  Home  Depot  Expo,  Sears - The  Great  Indoors,
Dillards,  Rooms  To Go and  Hancock  Fabrics.  Our  purchase  orders  with  our customers are completed on a purchase-by-purchase basis, and we have not entered into any long-term  purchase  agreements  with any customers,  nor are there any formal volume commitments from any of them.

         Industry and Competition

         We  estimate  that the premium  home  accents  and  accessories  market segment  of the home  furnishings  industry  in which we  compete  accounts  for approximately $40 billion of sales at the wholesale level, which is generated by approximately 26,000 companies within this segment. We believe that there are no dominant  competitors  within the premium  home accents and  accessories  market segment of the home furnishings industry.  Furthermore,  we are not aware of any other  competitor  in the  industry  that  relies  on the  Decorize  "source  to business" model for delivery of its home furnishings products.

         There is intense competition in our industry.  However, we believe that our low-cost business model, the ability to provide highly customized  products, our successful selection/design of fashion trends, our large number of products, our low inventory  requirements,  and our intensive  customer service practices, will  attract  a growing  number  of  customers  and will  allow us to  increase revenues rapidly.  We also expect to have  opportunities to acquire companies in the  industry  that  can  benefit  from our  business  model.  Our  model is not protected from  duplication and it is possible that other companies will compete with us by using a similar approach in conducting their business.

            Foreign Market Risks

            As an importer of  manufactured  products from several  countries in the Far East,  our  business is subject to  political  risks that are beyond our control.  Since our  inception,  we have perceived the greatest risk relative to our supply chain to come from our suppliers  located in China.  This  perception arises because most of our products are  manufactured  in China, as evidenced by the fact that during fiscal 2003,  over 65% of the products  manufactured by our third party suppliers were manufactured in China.  However,  we believe that the globalization  movement  and the recent  focus on  reduction  of tariffs and the planned ongoing  reductions should provide a beneficial  tariff  environment for importers.  We  believe  that the  recent  entry of China  into the World  Trade
Organization  should  substantially  reduce  the  risk  that  China  might  take political  actions that would  restrict its trade with the United  States or the rest of the world.  Our strategy to minimize our exposure to the political risks of any one  country  has been to  develop  manufacturing  partners  in  multiple countries.  All of the products  offered by Decorize are available from multiple supply sources in several different countries, which we believe protects us from the political risks of any one country or region.

            We are also subject to governmental regulations and tariff policies, which may change from time to time. We believe that the increased  globalization of the United States retail  economy,  which has been spurred in part by the WTO and also the  broadened  reach of consumers  because of the  expansion of retail capabilities of the internet, are causing a global shift in attitudes toward the preference  for a more open  world-wide  economy.  These trends should favor the reduction of tariffs and expansion of international  trade, which should benefit our business.

                                       24

            Warehousing and Distribution

            An important aspect of our success involves our ability to reduce or eliminate  warehousing  of our  products  and the related  direct  expenses  and management  costs that would be required.  The greater part of the products sold by our  operating  divisions are not  warehoused  at our expense,  since we have those products  shipped  directly from our  manufacturers in the Far East to the retailer stores or distribution  centers  operated by our retail  customers.  We deliver goods via large shipping  containers to certain customers and use common and contract  carriers to distribute  smaller  amounts of  merchandise  to other customers.  Quick and efficient distribution is required to meet customer needs, and we are continually pursuing improvements in the delivery process.

         Our ability to track orders and merchandise  delivery in a detailed and timely  manner is an essential  requirement  for us to eliminate  warehouse  and retail  capacity  under our direct  ship  model.  In  response  to this need for detailed  order  information,  Decorize  developed  a tracking  system  with our third-party  logistics  suppliers that uses computer and internet  technology to track  the  transport  and  storage  of our  goods  down to the SKU  level.  The logistics  technology we use lets us know in real time where our  merchandise is at all times and when those products will be delivered to our customers.  We can also track costs in the same detailed and timely fashion using this  technology.
Since we first began  developing  our direct ship  model,  we have  consistently sought the  services of those  third-party  logistics  providers  which have the capabilities to make the technology  available to us, since the ability to track our orders, merchandise and costs is such a significant benefit to that shipping model.  Decorize has no intellectual  property rights in the tracking process or the technology used in the tracking process,  however, we believe that there are a significant number of other logistics  suppliers that would be able to provide the same  technology and, with our  assistance,  duplicate the tracking  process that we currently use.

            Management Information Systems

            We maintain a corporate local area network  computer  system,  which integrates purchase orders, imports, transportation, distribution, and financial systems.  Expenditures for continuing upgrades of management information systems are anticipated in the foreseeable future to refine and update these systems.

            Trademarks and Tradenames

            We  completed  the  registration  for the service  mark "The World's
Decor...Right to your Door," on September 2, 2002, with the United States Patent and Trademark office.  The registration for "The World's Decor ... Right to your
Door" will terminate in 10 years from grant,  or may be cancelled  after 6 years if we do not file the appropriate documents evidencing our continued use of that mark. Our  application  for the service mark  "Decorize" was filed in April 2002 and registration was granted in August 2003

            In addition,  we have common law rights to the use of "decorize.com"
and "The World's  Decor....Right to your Store," however,  we have not chosen to complete an application for registration of those marks at this time.

            Employees

            As of June 30, 2003, we employed 60 persons,  including 8 in the Far
East,  57 of whom were  employed on a full-time  basis.  Our  employees  are not represented by any union. We have not experienced any work stoppage due to labor disagreements and we believe that our employee relations are good.

                                       25

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

         Critical Accounting Policies

         The  preparation of financial  statements in conformity with accounting principles  generally accepted in the United States requires  management to make estimates and assumptions  that effect the amounts  reported in the accompanying financial  statements and related footnotes.  Management bases its estimates and assumptions on historical experience,  observance of industry trends and various other sources of information and factors. Actual results could differ from these estimates. Critical accounting policies are defined as those that are reflective of significant  judgments and  uncertainties,  and  potentially  could result in
materially  different  results  under  differing   assumptions  and  conditions.
Decorize   believes  the  following   critical   accounting   policies   require
management's most difficult, subjective and complex judgments.

         Goodwill - Effective  July 2001, we adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible
Assets",  which was issued by the Financial Accounting Standards Board (FASB) in
July 2001. SFAS NO. 142 required that an intangible asset that is acquired shall be initially  recognized and measured based on its fair value. SFAS No. 142 also provided  that  goodwill  should  not be  amortized,  but  shall be  tested  for impairment  annually,  or more frequently if  circumstances  indicate  potential impairment,  through a comparison of fair value to its carrying amount. Decorize did not  identify  or  record  any  impairment  with  the  adoption  of this new standard.

         Revenue  Recognition - Revenue is recognized when the earnings  process is complete and the risks and rewards of ownership of the goods have transferred to the customer,  which is generally considered to have occurred upon receipt of the products by the customer.

         Allowances for Doubtful Accounts - We maintain  allowances for doubtful accounts for estimated  losses  resulting from the inability of our customers to make required  payments.  We perform ongoing credit evaluation of our customers'
financial  condition  and if the financial  condition of our  customers  were to deteriorate,  resulting  in an  impairment  of their  ability to make  payments, additional allowances would likely be required.  Actual collections could differ materially from our estimates.

         Accounting  for  Business  Combinations  - The  companies  that we have acquired  have  all been  accounted  for as  business  combinations.  Under  the purchase  method of  accounting,  the cost,  including  transaction  costs,  are allocated to the underlying net assets, based on their respective estimated fair values.  The excess of the purchase  price over the estimated fair values of the net assets acquired is recorded as goodwill.

         The judgments made in determining the estimated fair value and expected useful  lives  assigned  to each class of assets and  liabilities  acquired  can significantly  impact net income. For example,  different classes of assets will have useful lives that differ. Consequently,  to the extent a longer-lived asset is ascribed greater value under the purchase method than a shorter-lived  asset, there may be less amortization recorded in a given period.

         Stock Options - In accordance  with Accounting  Principles  Board (APB)
No. 25 and related interpretations,  we use the intrinsic value-based method for measuring  stock-based  compensation cost with required pro forma disclosures of compensation  expense  determined  under the fair value  method of SFAS No. 123,
Accounting for Stock-Based Compensation.  For options that have been modified we have applied Financial  Accounting  Standards Board  Interpretation  No. 44 (Fin
44),  Accounting  for Certain  Transactions  Involving  Stock  Compensation,  an
Interpretation  of APB No. 25, effective July 1, 2000. We have also adopted SFAS
No. 148, Accounting for Stock-based Compensation - Transition and Disclosure.

                                       24

Results of Operations and Comparison of Prior Year Periods

         The  following  table  presents  certain  items  included in Decorize's consolidated  statements  of  operations,  a copy of which is  included  in this prospectus,  and the percentage of total revenues for the periods indicated. All such data should be read in conjunction with, and is qualified in their entirety by reference to, our financial statements and accompanying notes.

                    Fiscal Years Ended June 30, 2003 and 2002

                                            2003                           2002                     Change
                                            ----                           ----                     ------
Sales (net)                           15,404,514         100.0%    14,081,833        100.0%     1,322,681     -%
Cost of sales                          9,614,317           62.4     9,140,368          64.9       473,949  (2.5)
Gross profit                           5,790,197           37.6     4,941,465          35.1       848,732   2.5
Operating expenses                     6,279,689           40.8     6,561,754          46.6     (282,065)  (5.8)
Operating loss                         (489,492)          (3.2)   (1,620,289)        (11.5)     1,130,797   8.3
Total other expense                      662,913            4.3       363,853           2.6       299,060   1.7
Income tax expense                             -              -        32,700             -      (32,700)    -
Net loss                             (1,152,405)          (7.5)   (2,016,842)        (14.3)       864,437   6.8

Sales

         Our sales are derived  primarily  from the sale of home  furnishing and home decor products to large and small retailers.  Sales for the year ended June
30,  2003,  increased  $1.3  million or 9% to $15.4  million  compared  to $14.1 million for the year ended June 30,  2002.  The  increase in revenues for fiscal
2003 over fiscal 2002 is due  primarily to  increased  sales to new and existing customers,  which we believe is evidence of customer acceptance of our services, products  and prices,  as  indicated  by initial and repeat  orders from new and recently  new  customers,  and to a lesser  extent  from  increases  in sales to several of our historical large customers. We believe that we have presented our product offerings and services to only a small part of the much larger number of large and medium sized  retailers  who would find our offerings  attractive  and would  order  product  from us.  We  intend  to  continue  marketing  our  goods aggressively  to large  retail  customers  and  expect  that as a result we will continue  to  increase  our sales to them  substantially  on a  dollar-to-dollar comparative  basis.  However,  we do not believe that future rates of comparable sales  increases will be as high on a percentage  basis as they were in our most recent fiscal quarters or the fiscal year 2003.  Pricing in our industry is very competitive  and we must focus on selling  more goods to more  customers at very competitive prices in order to increase our revenues.

         Decorize has existed in its present form only since July 2001, so we do not  have an  extensive  history  of sales  information  as a  combined  entity.
However,  based on Decorize's  sales since July 2001,  and our evaluation of the historic  operating  results of Faith Walk and  GuildMaster,  it appears that we have the highest  volume of sales  during our first two fiscal  quarters,  which accounted for  approximately  60.5% of fiscal 2003 sales, and that the remaining quarters,  accounting  for the other  39.5% of sales for 2003,  are not quite as strong.  We believe  that part of the reason for the  increase  in sales for the quarters  ending  September 30, 2002,  and December 31, 2002, as compared to the two following quarters,  is due to the fact that we had a large retailer delay a big shipment from the fourth quarter of 2002 to first quarter of 2003 as well as several big  projects  for large  retailers  gearing up for the holiday  months.
Other  than the  growth  of our  enterprise,  we have  not  observed  any  other significant seasonal patterns.

Cost of Sales

         The cost of sales for the year  ended  June 30,  2003,  decreased  as a percentage of sales to 62.4% compared to 64.9% for the year ended June 30, 2002.
The percentage  decrease of costs for the year ended June 30, 2003,  compared to the prior year, was the result of a change in freight carriers and ongoing price negotiations  with  vendors.  The  decrease in our cost of sales  resulted in an increase in our gross  margin to 37.6% in fiscal year 2003  compared to 35.1% in fiscal year 2002.

                                       27

Operating Expenses

         During the year ended June 30, 2003, our operating  expenses  decreased
$.3 million to $6.3  million,  compared to $6.6 million for the same period last year.  The net  decrease  was  principally  attributable  to a decrease in stock compensation  of  $713,000  and  a  $103,000  decrease  in  marketing  expenses, minimized by increases of $310,000 in payroll and related expenses,  $100,000 in professional  fees,  and  $116,000  in  travel.  Payroll  and  related  expenses increased in the first part of 2003 as we needed  additional staff to facilitate the growth of our operations, but decreased in the latter part of the year as we reduced some positions to reflect the actual level of sales we were experiencing in that period.  The increase in professional fees was due to the heavy activity in securities  transactions  and regulatory  filings.  Travel expense  increased because of numerous trips to Asia and the Pacific Rim to develop new product and expenses related to seeking additional financing sources. The large reduction in stock  compensation  expense was due to the small amount of stock  options to be expensed  during the current year period,  $84,373,  compared to $750,000 during the prior year period. Furthermore,  for the year ended June 30, 2003, operating expenses included $214,955 of depreciation and amortization.  Operating expenses decreased  as a  percentage  of sales  5.8% to 40.8% for the year ended June 30,
2003,  compared  to 46.6%  for the same  period  last  year.  The  reduction  of operating  expenses as a  percentage  of sales is directly  attributable  to the increase in sales, efficiencies found in combined operations, and the fixed cost nature of certain expenses.

Other Expense

         Other expense for the year ended June 30, 2003,  consisted  principally of $714,374 of interest expense compared to $364,000 of interest expense for the year ended June 30, 2002.  This  increase  during 2003 was  primarily due to the
$463,625 charge related to the  amortization of discount on convertible debt for
2003 versus $125,000 for 2002.

Net Loss

         Loss from operations  decreased to $.5 million in fiscal 2003 from $1.6 million in fiscal year 2002. As a percentage of sales,  the loss from operations decreased  to 3.2% in fiscal  2003  compared to 11.5% in fiscal year 2002 due to the effects of  significant  sales  volume  increases,  increased  margins and a reduction in operating expenses.

         We recorded a net loss of $1.2 million in fiscal 2003, compared to $2.0 million in fiscal year 2002. As a percentage of sales, our net loss decreased to
7.5% in fiscal  2003  compared  to 14.3% in fiscal  year  2002.  Our  losses are considered  to be a  normal  part  of our  expanding  operations  as a  start-up business.  As we  continue  to grow,  we  expect to become  more  profitable.  A significant  portion of our fiscal  year 2003 losses  were  non-cash  charges of
$84,373 for stock  compensation  expense and $463,625 for  amortization  of debt discount related to conversion rights and warrants  associated with the $750,000 convertible note financing completed in February 2002.

          Net loss per share  decreased  to $.11 per share in fiscal  year 2003, from $0.20 per share in fiscal 2002.

Inflation

         We do not believe our business is materially affected by inflation.  We anticipate  that any increase in costs of goods sold and operating  costs caused by inflation will be passed on to our customers  through  increases in price per unit.

                                       28

   Fiscal Year Ended June 30, 2002 and Twelve Month Period Ended June 30, 2001

Sales

         Our sales are derived  primarily  from the sale of home  furnishing and home decor products to large and small retailers. During fiscal year 2002, sales increased  approximately $13.0 million to $14.1 million from $1.1 million in the period from March 6, 2000 (inception) through June 30, 2001.  Approximately $5.2 million of the increase is attributable to the purchase of GuildMaster, and $2.3 million  resulted from the purchase of Faith Walk.  Sales from our  decorize.com division increased to $6.6 million from $1.0 million in the period from March 6,
2000 (inception) through June 30, 2001.

Cost of Sales

         Cost of sales  decreased as a  percentage  of sales to 64.9% for fiscal year 2002 from 71.5% in the period from March 6, 2000  (inception)  through June
30, 2001. The decrease in our cost of sales was due primarily to better purchase prices because of our increased volume of purchases. The decrease in our cost of sales  resulted in an increase in our gross  margin to 35.1% in fiscal year 2002 compared to 28.5% in the period from March 6, 2000 (inception ) through June 30,
2001.

Operating Expenses

         Operating  expenses  increased to $6.6 million in fiscal year 2002 from
$1.7 million in fiscal year 2001, an increase of $4.9 million.  The increases in these expenses were primarily  attributable  to the  acquisitions of GuildMaster and Faith Walk.  In  addition,  fiscal year 2002  included  $754,000 of non-cash charges for stock  option  expense.  As a  percentage  of sales,  our  operating expenses  decreased to 46.6% in fiscal year 2002, from 150.4% in the period from
March 6, 2000  (inception)  to June 30, 2001,  due to the effects of significant sales volume increases.

Other Expenses

         Depreciation and amortization was $125,000 for the fiscal year 2002 and
$45,000 for the period from March 6, 2000  (inception)  to June 30,  2001.  This increase resulted primarily form the acquisitions of GuildMaster and Faith Walk.

         Other  expense  increased to $364,000 in fiscal year 2002 from $134,000 in the period from March 6, 2000  (inception) to June 30, 2001. Of this increase
$125,000  was  attributable  to the  amortization  of debt  discount  related to conversion  rights  and  warrants  attached  to the  $750,000  convertible  note financing completed in February 2002. The balance of the increase was mostly due to the interest expense associated with the stockholders' notes payable.

Net Income (Loss)

         Loss from operations increased to $1.6 million in fiscal year 2002 from
$1.4 million in the period from March 6, 2000 (inception) to June 30, 2001. As a percentage of sales, the loss from operations  decreased to 11.5% in fiscal year
2002 compared to 121.9% in the period from March 6, 2000 (inception) to June 30,
2001 due to the effects of significant sales volume increases.

         We recorded a net loss of $2.0 million in fiscal year 2002, compared to
$1.5 million in the period from March 6, 2000 (inception) to June 30, 2001. As a percentage  of  sales,  our net loss  decreased  to 14.3% in fiscal  year  2002, compared  to 130.9% in the  period  from March 6, 2000  (inception)  to June 30,
2001. Our losses are considered to be a normal part of our expanding  operations as a  start-up  business.  As we  continue  to grow,  we expect  to become  more profitable.  A significant  portion of our fiscal year 2002 losses were non-cash charges of $754,000 for stock compensation expense and $125,000 for amortization of debt discount related to conversion  rights and warrants  associated with the
$750,000 convertible note financing completed in February 2002.

         Net loss per share  decreased  to $0.20 per share in fiscal  year 2002, from $0.32 per share in the period  from March 6, 2000  (inception)  to June 30,
2001.

                                       29

Liquidity and Capital Resources

         We had working capital of $1.9 million at June 30, 2003,  compared with
$1.8  million  at June  30,  2002.  Cash  and cash  equivalents  and  short-term investments  were  $122,000 at June 30,  2003,  compared to $148,000 at June 30,
2002. Cash used in operating activities decreased from $1,894,684 in fiscal year
2002 to $1,050,919 in fiscal year 2003.  The  principal  operating  uses of cash during  fiscal 2003 were  attributable  to the $1.2 million net loss,  increased inventories  and an increase in accounts  receivable,  which was minimized by an increase in accounts payable. The increase in inventory was due to inventory not shipped immediately upon production but held for later shipment to customers. In addition,  inventory  levels at June 30,  2002 were  significantly  higher  than normal due to the postponement of a delivery at the request of a major customer.

         Investing  activities  during the year ended  June 30,  2003,  consumed
$158,904 in cash. This amount related to the  acquisition of computer  equipment and improvements in Decorize's technological infrastructure.

          During the year ended June 30, 2003,  our cash provided from financing
activities  amounted  to  $1,183,467.   This  is  principally   attributable  to
investment  capital raised of $899,792 and net advances received from our factor of  $702,461  offset by  principal  payments  of $259,614 on debt and payment of
$159,172 relating to pending  registration of Decorize's common stock offered by this prospectus.

         We  anticipate  that our  working  capital  need will  increase  as our business grows.  As of June 30, 2003, our working  capital was $1.9 million.  In particular,  we require cash to fund the purchase and  manufacturing of products for shipment to customers. We expect that these working capital requirements can be met through our ongoing  relationships  with  asset-based  lenders  that have provided similar funding to us in the form of factored  accounts  receivable and borrowing against qualified inventories.

         In order to provide improved working capital  liquidity and credit risk exposure,  Decorize  and its  subsidiaries  regularly  sell the  majority of our accounts  receivable  under  global  factoring  arrangements.  Throughout  2002,
Decorize and its subsidiaries  operated under a factoring arrangement with First
Factors  Corporation,   under  which  we  sold  our  accounts  receivable  on  a
pre-approved,  non-recourse  basis.  Accounts  receivable  sold are  subject  to pre-approval by the factor. Decorize does not retain any interest in, or control of,  the  accounts  receivable  sold.  Decorize  does not bear any  credit  risk relating to the sold  receivables  other than with  regard to customer  disputes that may require  Decorize  to  reacquire  such  disputed  receivables  from the factor. A portion of the sale proceeds is withheld by the factor for a period of time pursuant to the factoring agreement,  which is reflected as due from factor on the balance  sheet.  Advances  of amounts  due from  factor bear  interest at prime, and may be offset against amounts due to Decorize at the factor's option.
For the year  ended  June  30,  2003,  Decorize  and its  subsidiaries  factored
$8,887,982  in accounts  receivable  and received  $8,932,128 in cash from First
Factors.  The factoring service fees were $111,487 and the interest paid on cash advances from the factor, amounted to $65,048 for the year ended June 30, 2003.

         On February  4, 2003,  Decorize  and its  subsidiaries  entered  into a factoring  arrangement with CIT Commercial  Services,  a unit of CIT Group, Inc.
This factoring arrangement replaced the previously existing arrangement that had been in place with First Factors and has substantially similar  characteristics.
For the year  ended  June  30,  2003,  Decorize  and its  subsidiaries  factored
$5,434,412 in accounts  receivable and received $5,555,043 in cash from CIT. The factoring  service fees were $29,974 and the interest paid on cash advances from the factor, amounted to $13,030 for the year ended June 30, 2003. In addition to factoring accounts  receivable,  this arrangement provides for borrowing against qualified  inventories of up to $1,000,000.  Decorize was in compliance with its obligations under the First Factors  arrangement at the time of it entering into the new agreement with CIT.

         In December  2002,  Decorize  completed a private  placement of 785,714 shares of common stock, and warrants to acquire an additional  785,714 shares of common stock at an initial  exercise  price of $2.80 per share.  Each  purchaser received  a warrant  to  purchase  one share of common  stock for each  share of common  stock  purchased in the private  placement.  The private  placement  was completed  in two  separate  closings on November 19, 2002 and December 2, 2002.
The  aggregate  purchase  price  for  the  common  stock  and the  warrants  was
$1,100,000, based on a price per share of common stock equal to $1.40. As a cost of this private  offering,  Decorize  paid $75,000 and issued  17,857  shares of common  stock,  together  with  warrants for an  aggregate of 171,428  shares of common stock,  as placement fees to parties acting on Decorize's  behalf in such placement.  In addition,  Decorize agreed to

                                       30

pay a $2,500  monthly  management  fee to one of the purchasers for the two year period  following  closing.  The warrants are exercisable at $1.40 per share for
42,857  shares,  at $2.80 per share for  42,857  shares,  at $1.68 per share for
42,857 shares and at $3.36 per share for 42,857 shares. All of the warrants have an exercise  period of three  years,  except for the  warrants  exercisable  for
42,857  shares at a price of $2.80 per share,  which have an exercise  period of five years.

         On  January 1,  2003,  the  $750,000  convertible  term note  issued to
NestUSA on February  20,  2002,  was  amended by the  issuance of an amended and restated  convertible  term note.  Terms of the amended note created new payment terms for the convertible term note, and Decorize issued  additional  three-year warrants for 216,000  shares of Decorize's  common stock at an exercise price of
$2.80 per share.  The  conversion  price of the  original  three-year  warrants, exercisable for 300,000  shares,  was reduced to $1.50 per share on December 31,
2002,  since Decorize  failed to complete the requisite  financing  described in those  warrants.  Interest on the note  accrues at an initial  rate of 6.00% per annum,  accrued and  compounded  annually.  Principal  and  interest are payable monthly in the amount of $17,500  commencing  on January  31,  2003,  continuing until January 31, 2004,  when the monthly  payments  increase to $53,351 through
December 31, 2004,  at which time the note will be fully paid.  Decorize was not in violation of any covenants or obligations relating to the convertible note at the time of the amendment.

         We believe that additional financing will be needed to meet the capital
requirements   associated   with  our  growth   objectives.   We  will  evaluate
alternatives  for  obtaining  debt and  equity  financing  to meet  our  capital requirements,  or to  retire  debt  we  have  incurred  in  the  acquisition  of
GuildMaster and Faith Walk, as we deem  appropriate.  There is no assurance that such  financing  will be available on terms that will be  acceptable  to us. The inability to secure such financing  could have a material  adverse effect on our ability to maintain our business or to achieve our growth objectives.

         Total Contractual Cash and Other Obligations

         The  following  table  summarizes  our  long-term  debt,  capital lease obligations, and operating lease obligations as of June 30, 2003.

                                                                  Less than                                    After 5
                                                    Total           1 Year         1-3 Years     4 - 5 Years     Years
                                                    -----           ------         ---------     -----------     -----
Aggregate amount of principal to be paid
   on the outstanding long-term debt                   832,395         444,798          387,597             -      -
Principal payments due on notes payable to
stockholders                                         1,803,010               -        1,803,010             -      -
Future minimum lease payments under
   capital leases                                      187,424          71,298          110,215         5,911      -
Future minimum lease payments under
   noncancelable operating leases                    1,518,561         360,653          901,440       256,468      -
                                                     ---------         -------        ---------       -------      -
Totals                                               4,341,390         876,749        3,202,262       262,379      -
                                                     =========         =======        =========       =======      =

                             DESCRIPTION OF PROPERTY

         We operate each of our businesses in leased  facilities.  Our corporate
headquarters   and  the  operations  of  decorize.com  are  housed  together  in approximately  9,600 square feet in one building in Springfield,  Missouri.  Our rent for this space is $3,500 per month.  The facilities are in good  condition.
The initial term of the lease for our corporate headquarters terminated on April
15, 2003,  and we exercised  our option to renew the lease for another  one-year term  ending  April  15,  2004.  We have a second  option to renew the lease for another  one-year  period at the end of the current  renewal term. We anticipate that  if  additional  space  is  required  within  the  next 12  months  for our headquarters and decorize.com  operations,  then such space will be available in the Springfield area on a reasonable commercial basis.

         Decorize  leases  13,876  square feet of showroom in High Point,  North
Carolina. The High Point showroom lease terminates on October 31, 2009. The rent for the period  beginning  June 1, 2003 and ending April 30, 2004 is

                                       31

$15,738  per month,  from May 1, 2004 to October  31, 2005 is $18,354 per month, from  November  1, 2005 to  October  31,  2008 is $18,703  per  month,  and from
November 1, 2008 to October 31, 2009, is $19,264 per month. We have an option to renew the lease for one five-year period.

         Decorize  manufactures  and  warehouses  GuildMaster  items in a 41,250 square feet facility in Springfield,  Missouri.  The lease  agreement  currently provides  for a monthly  rent  payment  of  $9,860.  The  lease on the  building terminates  on November 30,  2006,  and there are options to renew the lease for two additional five-year periods. The Springfield facility is in good condition, and we  believe  the space is  adequate  for  GuildMaster's  operations  for the foreseeable future.

         Decorize  also leases  approximately  2,275  square feet in a furniture market in Atlanta,  Georgia.  The Atlanta showroom is leased on a month-to-month basis for $3,225 per month with a 30-day  cancellation notice period. We believe adequate space is available in the Atlanta area on a reasonable commercial basis should the current lease not be renewed.

         Faith Walk rents approximately 1,500 square feet in Houston, Texas on a month-to-month basis. Our rent for this facility is $600 per month. The facility is in good  condition.  We  believe  the  space is  adequate  for  Faith  Walk's operations for the current period. We are in the process of transitioning  Faith
Walk's  operations  to  Springfield,  Missouri and to Asia, so we do not plan to maintain a large facility in Houston.

         We maintain  insurance  for physical loss on all  properties  described above,  and we  believe  that the  amount of this  insurance  coverage  provides adequate protection.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On July 14, 1999,  Guidelocator.com,  Inc.,  our  predecessor  company, issued a  $10,000  promissory  note to Ruth E.  Shepley,  the sole  officer  and director of  Guidelocator at the time. The note carried an interest rate of 10%, was due on August 30, 2001,  and required  repayment upon a change of control of
Guidelocator. This note was subsequently repaid.

         In July 1999,  we issued  1,500,000  shares of our common  stock to Ms.
Shepley for services rendered which were valued at $1,500 in the aggregate.  Ms.
Shepley  returned  1,150,000  of these  shares to us  pursuant  to the merger of
Guidelocator  and  Decorate,  Inc. on June 29,  2001.  Prior to the merger,  our office was located in a building owned by Ms.  Shepley.  We did not pay rent for the office and did not enter into a lease for the office space.

         When  we  acquired  GuildMaster  in  June  2001,  all of the  stock  of
GuildMaster  was owned by James  Parsons,  our  President  and  Chief  Executive
Officer,  and Ellen  Parsons,  the wife of James  Parsons,  and by Jon Baker,  a director of the Company.  The purchase price for  GuildMaster  was $2.5 million, which we paid by issuing a $375,000  promissory note to Mr. Baker and by issuing common stock worth  approximately  $2,125,000 to Mr. Baker, Mr. Parsons and Mrs.
Parsons.  We also assumed a $925,000 debt owed by GuildMaster to Mr. Parsons, by issuing a $925,000  promissory  note. The notes are due in full on July 31, 2004
(pursuant  to  modifications  made  subsequent  to the end of fiscal year 2002);
however,  the interest  payable on Mr. Baker's note will be paid on December 31,
2004,  pursuant  to the  separation  agreement  signed  in  connection  with his resignation on August 25, 2003. We believe that the  transaction was exempt from registration  Section  4(2)  of the  Securities  Act of  1933.  As  part  of the transaction,  we  entered  into  employment  agreements  with Mr.  Baker and Mr.
Parsons.  You can find  information  about these  employment  agreements and Mr.
Baker's  separation  agreement in  "Executive  Compensation"  on page 35 of this prospectus.

         We acquired Faith Walk in July 2001.  Prior to the  acquisition,  Faith
Walk was owned by J. Michael Sandel and his spouse. The purchase price for Faith
Walk was $1.0  million.  We paid  $284,000 of the  purchase  price in cash.  The remainder of the purchase price was paid by issuing a $216,000  promissory  note and common stock worth approximately  $510,000 to Mr. Sandel and his spouse. The note is due in full on July 31, 2004 (pursuant to modifications  made subsequent to the end of fiscal year  2002).  We believe  the  transaction  was exempt from registration  under Section 4(2) of the  Securities  Act of 1933. As part of the transaction,  we entered into an employment  agreement with Mr. Sandel.  You can
find  information  about  Mr.  Sandel's   employment   agreement  in  "Executive
Compensation" on page 35 of this prospectus.  In October 2002, Mr. Sandel repaid a note on behalf  of

                                       32

Faith Walk to Sterling  Bank in the amount of  $288,000.  Decorize  subsequently issued a note in the same amount to Mr. Sandel.

         On August 4, 2001,  our Board of Directors  authorized  the issuance of two-year common stock purchase  warrants that were exercisable for up to 500,000 shares of Decorize  common  stock,  with the issuance to be effective as of June
30, 2001. Decorize ultimately issued warrants for an aggregate 470,000 shares to
11  former  holders  of  Class B  equity  units  in  decorize.com,  L.L.C.,  the predecessor  to Decorize,  effective as of that June 30 date.  The warrants were issued in exchange  for the payment of $.10 per warrant  share and the waiver by such holders of any claims they may have against Decorize in connection with the conversion of decorize.com, L.L.C. into a Delaware corporation. The warrants are exercisable  at an exercise  price equal to $2.00 per share until they expire by their terms on June 30, 2003. Decorize received an aggregate $44,000 in exchange for the  issuance  of the  warrants,  and we waived the $3,000  payment  for the
30,000  warrants  issued to Fabian  Garcia in  consideration  of his  promise to exercise the warrants and purchase the  underlying  shares within a shorter time period than was provided under the warrants.  Mr. Garcia  exercised his warrants in October 2001, and upon such exercise and the payment of the $60,000  exercise price, he received  30,000 shares of Decorize common stock.  The current warrant holders include Kevin Bohren and Timothy Dorgan, both of whom serve as directors of  Decorize.  Mr.  Bohren paid $7,000 in cash for  warrants to purchase  70,000 shares of our common  stock,  and Mr. Dorgan paid $1,000 in cash for warrants to purchase 10,000 shares of common stock.  The amount of the original  investments made by Mr. Bohren,  Mr. Dorgan and Mr. Garcia for the Class B equity units that were exchanged by each of them was approximately $225,000, $36,000 and $100,000, respectively.

         On May 6, 2002,  Decorize  issued and sold to Mr.  Garcia an additional
20,000 shares of common stock at a purchase price equal to $2.50 per share, in a private  sale  transaction.  Mr.  Garcia also  received  common  stock  purchase warrants  exercisable  for an  additional  20,000  shares of common  stock at an initial  exercise  price of $3.00  per  share.  The  exercise  period  under the warrants terminates five years after issuance, in May 2007.

                                       33

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Shares of our common stock began trading on The American Stock Exchange on March 8, 2002,  under the symbol "DCZ".  The following  table  summarizes the highest and lowest  reported  sales price per share for the first fiscal quarter of 2004,  all fiscal  quarters of 2003 and the last two fiscal  quarters of 2002 following the listing of the common stock on AMEX.

                                                       High              Low
                                                       ----              ---

         Second Quarter 2004 (October 1, 2003         $1.52             $1.25
              through October 7, 2003)
         First Quarter 2004                            1.75              1.30
         Fourth Quarter 2003                           1.77              1.39
         Third Quarter 2003                            1.90              1.01
         Second Quarter 2003                           2.39              0.72
         First Quarter 2003                            3.20              1.75
         Fourth Quarter 2002                           4.38              3.10
         Third Quarter 2002 (March 8                   4.49              3.50
              through March 31)

Previously,  our common stock was traded on the over-the-counter  bulletin board under  the  symbol  "DCZ".  The  following  table  summarizes  the  high and low historical  bid quotes  reported by the OTCBB  Historical  Data  Service for the periods indicated.  OTCBB quotations reflect inter-dealer prices, without retail mark-up,  mark down or  commissions,  so those quotes may not  represent  actual transactions.

                                                     High                  Low
                                                     ----                  ---

          Third Quarter 2002 (through                $4.10                $3.10
                 March 7, 2002)
          Second Quarter 2002                         4.45                 1.80
          First Quarter 2002                          3.90                 1.50
          Fourth Quarter 2001                          .03                  .03
          Third Quarter 2001                         .0413                .0413
          Second Quarter 2001                         **                    **
          First Quarter 2001                         .0075                .0030

          **       No trades reported by the OTCBB

         We  had  approximately  540  beneficial  owners  of our  common  stock, including 97 of which were holders of record, as of September 30, 2003.

         We  have  not  paid  cash  dividends  on our  common  stock  since  its inception.  The  board of  directors  does not  anticipate  payment  of any cash dividends in the  foreseeable  future and intends to continue its present policy of retaining earnings for reinvestment in our operations.

                                       34

                             EXECUTIVE COMPENSATION

Summary Compensation

         The  following  table,  and  the  accompanying  explanatory  footnotes, includes  annual  and  long-term  compensation  information  on  (i)  our  Chief
Executive Officer,  and (ii) three other executive officers and one employee who were the most highly compensated  officers or employees of Decorize for services rendered in all capacities  during the twelve month periods ended June 30, 2003,
2002 and 2001.

Name and                                                                                 Long Term
Principal Position                         Annual Compensation                          Compensation
------------------                         -------------------                          ------------

                            Twelve
                             Month                              Other Annual        Securities        All Other
                            Period      Salary       Bonus      Compensation    Underlying Option    Compensation
                            ------      ------       -----      ------------    -----------------    ------------

Jon T. Baker              2003       $159,765 (1) $  10,000     $          -0-         -0-                 -0-
  Chairman, President     2002       $158,579 (1) $  20,000     $          -0-         -0-                 -0-
  CEO and Director        2001       $133,879 (2) $        -0-  $   22,570 (2)         -0-                 -0-

James K. Parsons          2003       $123,700 (3) $        -0-  $          -0-         -0-                 -0-
Executive Vice President  2002       $  88,462(3) $        -0-  $          -0-         -0-                 -0-
And Director              2001       $  75,000(4) $        -0-  $          -0-         -0-                 -0-

J. Michael Sandel         2003       $113,423 (5) $        -0-  $          -0-         -0-                 -0-
Vice President and        2002       $107,800 (5) $        -0-  $          -0-         -0-                 -0-
Director                  2001       $122,304 (6) $        -0-  $          -0-         -0-                 -0-

Shane Mathews (7)         2003       $  70,000    $        -0-  $ 105,373 (8)        15,000 (10)           -0-
Key Account Manager       2002       $  70,000    $        -0-  $  94,425 (9)        10,000 (11)           -0-
                          2001       $  46,231    $        -0-  $          -0-       39,941 (12)    $  5,000(13)

Alex Budzinsky            2003       $107,077     $  22,462     $          -0-       40,000 (14)           -0-
Executive Vice President  2002       $ 40,615              -0-  $   2,478           100,000 (15)           -0-
and CFO                   2001       $     -0-    $        -0-  $          -0-         -0-                 -0-

     (1)  Includes  $21,421  in  deferred  compensation  earned by Mr.  Baker in fiscal  year 2002,  to be paid in fiscal  year 2003.  Pursuant  to his employment agreement with us, Mr. Baker's annual salary is $160,000.

     (2)  Includes compensation paid by GuildMaster,  which was acquired on June
          18,  2001,  from July 1, 1999 to March 5, 2001 and by  Decorize,  Inc.
          thereafter.

     (3)  Pursuant to his  employment  agreement  with us, Mr.  Parson's  annual salary is  $140,000.  Mr.  Parsons  has  opted to forgo the  remaining salary owed to him under his employment agreement for fiscal year 2002 and 2003.

     (4)  Represents  compensation  paid by  GuildMaster,  which was acquired on
          June 18, 2001.

     (5)  Pursuant to his  employment  agreement  with us, Mr.  Sandel's  annual salary is $110,000.  Mr.  Sandel was employed by Decorize 11 months in fiscal year 2002.

     (6)  Represents  compensation  paid by Faith Walk  Designs,  Inc. and Odd &
          Ends, L.P., which were acquired on July 31, 2001.

                                       35

     (7)  Mr. Matthews is not an executive officer of Decorize;  however,  he is included in the table as a highly compensated employee pursuant to SEC rules.

     (8)  Represents sales commissions paid in fiscal year 2003.

     (9)  Represents sales commissions paid in fiscal year 2002.

     (10) The 15,000 shares are issuable  under stock options  granted under the
          1999 Stock Option Plan on July 26, 2002,  for an exercise  price equal to $2.40 per share.

     (11) The 10,000 shares are issuable  under stock options  granted under the
          1999 Stock Option Plan on October 8, 2001, for an exercise price equal to $2.65 per share.

     (12) The 39,941 shares are issuable  under stock options  granted under the
          1999 Stock Option Plan on June 29, 2001,  for an exercise  price equal to $1.13 per share.

     (13) Represents  the fair market value of the 14,520  shares of  restricted common  stock  issued in exchange  for the  decorize.com  equity units previously owned by Mr. Matthews, as of the exchange date.

     (14) The 40,000 shares are issuable  under stock options  granted under the
          1999 Stock Option Plan on July 26, 2002,  for an exercise  price equal to $2.40 per share.

     (15) The 100,000 shares are issuable under stock options  granted under the
          1999 Stock  Option Plan on January  16,  2002,  for an exercise  price equal to $2.70.

401(k) Plan

         Effective July 1, 2002, we adopted a 401(k) Profit Sharing Plan that is qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended.
The 401(k) plan is available  to each  employee  who meets  certain  eligibility requirements.  Employees may begin participation in the 401(k) plan on the first day of every  month  any time  after  one  month  of  employment.  Participating employees may contribute a portion of their  compensation  not exceeding a limit set annually by the Internal Revenue Service. Decorize has made no contributions to the 401(k) plan and, at this time, does not intend to begin matching employee contributions to the 401(k) Plan.

Option Grants Table

         The following table sets forth certain  information with respect to the options  granted  during the fiscal year ended June 30, 2003,  to each  employee listed in the Summary Compensation Table set forth above.

                        Option Grants in Fiscal Year 2003

                                                         Percent of Total
                                                          Options Granted     Exercise or
                                           Number of      to Employees in    Base Price in
                                            Options       Fiscal Year(2)     Dollars per      Expiration
       Name                               Granted (1)                          Share (3)           Date
       --------------------------------- --------------- ------------------ ---------------- --------------
       Jon T. Baker (4)                       -0-               N/A               N/A             N/A
       --------------------------------- --------------- ------------------ ---------------- --------------
       James K. Parsons (4)                   -0-               N/A               N/A             N/A
       --------------------------------- --------------- ------------------ ---------------- --------------
       J. Michael Sandel (4)                  -0-               N/A               N/A             N/A
       --------------------------------- --------------- ------------------ ---------------- --------------
       Alex Budzinsky                        40,000            11.6%             $2.40         07/25/11
       --------------------------------- --------------- ------------------ ---------------- --------------
       Shane Matthews                        15,000            4.3%              $2.40         07/25/11
       --------------------------------- --------------- ------------------ ---------------- --------------

     (1)  Options vest over a two-year period from date of grant, with one-third vesting  immediately and the remainder  vesting at the rate of 50% per year.

                                       36

     (2)  The  aggregate  number of  options  granted  in  fiscal  year 2002 was
          454,700.

     (3)  Closing price of our common stock on AMEX at date of grant.

     (4)  Decorize has never granted any stock options to Jon T. Baker, James K.
          Parsons or J. Michael Sandel.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

         The following table sets forth certain  information with respect to the options owned by the employees named above during the year ended June 30, 2003:

                          Shares                    Number of Unexercised Options     Value of Unexercised In-the-
                         Acquired                      Options at June 30, 2003               Money Options
                            on          Value                                             at June 30, 2003 (1)
Name                     Excercise     Realized     Exercisable     Unexercisable     Exercisable    Unexercisable
---------------------- ------------- ------------- --------------------------------- -------------------------------
Jon T. Baker (2)           -0-           N/A            N/A              N/A              N/A             N/A
---------------------- ------------- ------------- --------------- ----------------- --------------- ---------------
James K. Parsons (2)       -0-           N/A            N/A              N/A              N/A             N/A
---------------------- ------------- ------------- --------------- ----------------- --------------- ---------------
J. Michael Sandel (2)      -0-           N/A            N/A              N/A              N/A             N/A
---------------------- ------------- ------------- --------------- ----------------- --------------- ---------------
Shane Matthews             -0-           N/A           51,608           13,333          $61,509            $0
---------------------- ------------- ------------- --------------- ----------------- --------------- ---------------
Alex Budzinsky             -0-           N/A          113,334           26,666            N/A             N/A
---------------------- ------------- ------------- --------------- ----------------- --------------- ---------------

(1)  Based upon the spread between the closing price of our common stock on AMEX on June 30, 2003,  which was $1.54 per share, and the exercise price of the options (between $1.13 and $2.65 per share).

(2)  Decorize  has never  granted any stock  options to Jon T.  Baker,  James K.
     Parsons or J. Michael Sandel.

Employment Agreements

         We have employment contracts with two of our executive officers:  James
K. Parsons and J. Michael Sandel. Mr. Baker's employment contract was superceded by the Separation Agreement entered into by Decorize and Mr. Baker following his resignation as President,  Chief Executive  Officer and Chairman of the Board in
August 2003, following the end of our fiscal year 2003.

         Mr.  Baker's  employment  contract,  dated June 15, 2001, had a term of three years and a base annual  salary of  $160,000.  Bonuses,  if any, are to be paid at the sole discretion of our board of directors.  The agreement  contained an equity  compensation  provision  under which Mr. Baker had the opportunity to earn an equity  compensation  bonus at the second  anniversary  of the agreement based on the profitability of GuildMaster,  Inc., but no equity compensation was earned  within the time limits  provided in the  agreement.  The  contract  also included a two-year  covenant-not-to-compete  in the event Mr. Baker voluntarily terminates  his  employment  with us. On August 25, 2003, Mr. Baker tendered his resignation  as Chairman of the Board,  President and Chief  Executive  Officer.
Subsequently,  Decorize and Mr. Baker  entered into a Separation  Agreement  and
Release to clarify their respective obligations following the termination of Mr.
Baker's  employment.  The Separation  Agreement provides for Decorize (i) to pay
Mr.  Baker  severance  in the  amount of  $36,000,  which  will be paid in equal installments on Decorize's  regularly  scheduled  paydays  between  September 1,
2003, and February 29, 2004;  (ii) to issue 65,000 shares of common stock to Mr.
Baker on March 1, 2004;  and (iii) to reimburse Mr. Baker's costs incurred under the  Consolidated  Omnibus Budget  Reconciliation  Act ("COBRA") to continue his health  insurance  coverage under  Decorize's  health  insurance plan during the period from September 1, 2003,  until December 31, 2004;  however,  any payments for his dependents  will remain his own  responsibility.  Decorize will also pay any interest due (calculated at 4% per year) on the Promissory Note entered into between  Baker  and  Decorize  on  June  15,  2001,  as  modified  by  the  Note
Modification  Agreement  dated  April  30,  2002,  on  December  31,  2004.  The separation  agreement  also  contains  standard  confidentiality,  non-hire  and release language for the benefit of Decorize.

         Mr. Parson's  employment  contract,  dated June 15, 2001, has a term of three years and a base annual salary of $140,000.  Bonuses,  if any, are to paid at the sole  discretion  of our board of directors.  The  agreement  contains an equity  compensation  provision  under which Mr. Parsons had the  opportunity to earn an equity  compensation  bonus at the second  anniversary  of the agreement based on the profitability of GuildMaster,  Inc., but no equity

                                       37

compensation  was earned prior to expiration of that provision of the agreement.
The contract also includes a two-year  covenant-not-to-compete  in the event Mr.
Parsons voluntarily terminates his employment with us.

         Mr. Sandel's  employment  contract,  dated July 31, 2001, has a term of four years and a base annual salary of $110,000. Bonuses, if any, are to be paid at the sole  discretion  of our Board of Directors.  The  agreement  contains an equity compensation provision under which Mr. Sandel had the opportunity to earn an equity compensation bonus on the second anniversary of the agreement based on the  profitability of Faith Walk Designs,  Inc., but no equity  compensation was earned prior to expiration of that provision of the agreement. The contract also includes a two-year  covenant-not-to-compete in the event Mr. Sandel voluntarily terminates his employment with us.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

         On  April  12,  2002,   Decorize   dismissed  its  independent   public
accountants,  Kirkpatrick, Phillips & Miller, CPA's, P.C. The decision to change accountants  was recommended and approved by our board of directors on that same date. From July 31, 2001, the date of our former accountant's engagement,  until
April 12, 2002, there were no disagreements with Kirkpatrick, Phillips & Miller,
CPA's,  P.C.  on any  matter of  accounting  principle  or  practice,  financial statement disclosure or auditing scope of procedure, which disagreements, if not resolved  to their  satisfaction  would have caused  them to make  reference  in connection with their opinion to the subject matter of the disagreement. None of the former accountant's  reports on the company's  financial  statements for the period of their  engagement  with  Decorize  contained  an  adverse  opinion  or disclaimer of opinion or qualification or modification as to uncertainty,  audit scope or accounting principles.

         The  letter  from the  former  accountants  to the  office of the Chief
Accountant  of the SEC  stating  that  they  are in  agreement  with  the  above statements  is attached to  Decorize's  Form 8-K/A filed with the SEC on May 28,
2002.

         Effective  April 12, 2002,  Decorize  engaged Ernst & Young LLP, as its independent public accountants.  During the two most recent fiscal years and the period of January 1, 2002 through April 12, 2002,  neither Decorize,  nor anyone on behalf of Decorize,  consulted Ernst & Young LLP regarding the application of accounting principles to a specified transaction,  either completed or proposed;
or the type of audit  opinion  that might be  rendered on  Decorize's  financial statements, or any matter that was the subject of a disagreement or a reportable event;  and such matters were not an important  factor in reaching a decision to engage Ernst & Young LLP as Decorize's independent public accountants.

         On  January  3,  2003,   Decorize   dismissed  its  independent  public
accountants,  Ernst  &  Young  LLP.  The  decision  to  change  accountants  was recommended and approved by our board of directors on that same date,  following the recommendation of Decorize's audit committee.  From April 12, 2002, the date of our former  accountant's  engagement,  until  January 3, 2003,  there were no disagreements  with Ernst & Young LLP on any matter of  accounting  principle or practice,  financial statement disclosure or auditing scope of procedure,  which disagreements,  if not resolved to their  satisfaction would have caused them to make  reference in connection  with their  opinion to the subject  matter of the disagreement. None of the former accountant's reports on the company's financial statements for the period of their engagement with Decorize contained an adverse opinion  or  disclaimer  of  opinion  or  qualification  or  modification  as to uncertainty, audit scope or accounting principles.

         The  letter  from the  former  accountants  to the  office of the Chief
Accountant  of the SEC  stating  that  they  are in  agreement  with  the  above statements is attached to  Decorize's  Form 8-K filed with the SEC on January 6,
2003.

         Effective   January  6,  2003,   Decorize  engaged  BKD,  LLP,  as  its
independent public accountants.  During the two most recent twelve month periods ending June 30,  2002 and June 30,  2001 and the period of July 1, 2002  through
January 3, 2003, neither Decorize,  nor anyone on behalf of Decorize,  consulted
BKD  regarding  the   application  of  accounting   principles  to  a  specified
transaction,  either  completed or proposed,  or the type of audit  opinion that might be  rendered  on our  financial  statements,  or any  matter  that was the subject of a disagreement  or a reportable  event;  and such matters were not an important factor in reaching a decision to engage BKD as our independent  public accountants.  Decorize instructed BKD to audit its financial  statements for the year ended June 30, 2002, in addition to completing its normal year end audit of its fiscal 2003 financials.

                                       38

                                  LEGAL MATTERS

         The validity of the common  stock  offered  hereby is being passed upon by Hallett & Perrin, P.C., Dallas, Texas.

                                     EXPERTS

          The consolidated financial statements of Decorize,  Inc. as of and for the years ended June 30, 2002, and June 30, 2003,  appearing in this  Prospectus
and   Registration   Statement  have  been  audited  by  BKD,  LLP,   independent
accountants,  as set forth in their report thereon  appearing  elsewhere herein, and are  included in reliance  upon such report  given on the  authority of such firm as experts in accounting and auditing.

                           OTHER AVAILABLE INFORMATION

         We are subject to the reporting  requirements of the SEC.  Accordingly, we are required to file current  reports with the SEC including  annual reports, quarterly  reports,  proxy or  information  statements,  and current  reports as required by SEC rules. All reports that we file  electronically with the SEC are available  for  viewing  free of charge  over the  Internet  via the SEC's EDGAR system at http://www.sec.gov.  We will provide without charge to each person who receives a copy of this prospectus,  upon written or oral request, a copy of any information  that is  incorporated  by  reference in this  prospectus.  Requests should be  directed  to James K.  Parsons,  our  President  and Chief  Executive
Officer.

         We are filing a registration  statement with the SEC on Form SB-2 under the  Securities Act of 1933 in connection  with the  securities  offered in this prospectus.  This prospectus does not contain all of the information  that is in the  registration  statement,  and you may inspect without charge,  and copy all materials that we file with the SEC, at the public  reference room maintained by the SEC at 450  Fifth  Street,  N.W.  Washington,  D.C.  20549.  Copies of these materials  may also be  obtained at  prescribed  rates by calling the SEC public reference room at 1-800-SEC-0330.

                                       39

                          INDEX TO FINANCIAL STATEMENTS
                                 DECORIZE, INC.

                                                                         Page(s)

Independent Accountants' Report

Consolidated Balance Sheets for June 30, 2003 and 2002                     F-3
Consolidated Statements of Operations for the Years ended                  F-5
  June 30, 2003 and 2002
Consolidated Statements of Changes in Stockholders' Equity                 F-6
  for the Years ended June 30, 2003 and 2002
Consolidated Statements of Cash Flows for the Years ended                  F-7
  June 30, 2003 and 2002
Notes to Financial Statements for the Years ended                          F-8
  June 30, 2003 and 2002

                                      F-1

                         Independent Accountants' Report

Board of Directors
Decorize, Inc.
Springfield, Missouri

We have audited the accompanying  consolidated balance sheets of Decorize,  Inc.
as of June  30,  2003 and  2002,  and the  related  consolidated  statements  of operations, stockholders' equity and cash flows for each of the two years in the period ended June 30, 2003. These financial statements are the responsibility of the Company's  management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the  United  States of  America.  Those  standards  require  that we plan and perform the audit to obtain  reasonable  assurance  about  whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis,  evidence  supporting  the amounts and  disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant  estimates  made by  management,  as well as evaluating  the overall
financial  statement  presentation.   We  believe  that  our  audits  provide  a
reasonable basis for our opinion.

In our opinion, the consolidated  financial statements referred to above present fairly, in all material respects, the financial position of Decorize, Inc. as of
June 30, 2003 and 2002, and the results of its operations and its cash flows for each of the two years in the  period  ended  June 30,  2003 in  conformity  with accounting principles generally accepted in the United States of America.

As  discussed  in Note 1, the  Company  changed  its  method of  accounting  for goodwill by  adopting  the  provisions  of  Statement  of  Financial  Accounting
Standards No. 142, Goodwill and Other Intangible Assets, in 2002.

                                   /s/BKD, LLP

Springfield, MO
September 3, 2003, except for Note 12 as to which the date is September 24, 2003

                                      F-2

                                 Decorize, Inc.
                           Consolidated Balance Sheets
                             June 30, 2003 and 2002

Assets

                                                                            2003            2002
                                                                       --------------  --------------
    Current Assets

     Cash and cash equivalents                                         $    121,716    $   148,072

     Receivable:
       Trade accounts receivable, net of allowance 2003 -
       $287,530, 2002 - $215,158                                            371,240         94,300
       Due from factor, net of advances 2003 - $1,570,553, 2002 -
       $1,182,788                                                           443,529        951,118
       Other                                                                 25,906         54,304

     Inventories                                                          3,046,031      2,252,372

     Prepaid expenses and other                                             140,719         77,630
                                                                       --------------  --------------

         Total current assets                                             4,149,141      3,577,796
                                                                       --------------  --------------

     Property and equipment, net                                            520,919        403,921

     Goodwill                                                             3,258,938      3,258,938

     Other                                                                  215,343         90,343
                                                                       --------------  --------------

                                                                          3,995,200      3,753,202
                                                                       --------------  --------------

                                                                       $  8,144,341    $ 7,330,998
                                                                       ==============  ==============

See Notes to Consolidated Financial Statements

                                      F-3

                                 Decorize, Inc.
                           Consolidated Balance Sheets
                             June 30, 2003 and 2002

Liabilities and Stockholders' Equity

                                                                            2003            2002
                                                                       --------------  --------------
    Current Liabilities
       Accounts payable                                                $  1,432,387    $    818,366

       Accrued salaries and commissions                                     151,984         245,974

       Other accrued expenses                                               316,368         183,155

       Current portion of long-term debt                                    285,900         462,970

       Current portion of capital lease obligations                          49,200          27,447
                                                                       --------------  --------------

         Total current liabilities                                        2,235,839       1,737,912
                                                                       --------------  --------------

    Capital lease obligation, less current portion                           97,134          34,712

    Long-term debt, less current portion                                     72,620         121,193

    Notes payable to stockholders                                         1,803,010       1,645,703
                                                                        --------------  --------------

         Total liabilities                                                4,208,603       3,539,520
                                                                        --------------  --------------

    Stockholders' Equity

         Preferred stock, $.001 par value; authorized 10,000,000 shares;
           none issued                                                            -               -

         Common stock, $.001 par value; 50,000,000 authorized, issued
           11,270,693 shares                                                 11,271          10,433

         Additional paid-in capital                                       7,272,369       5,976,542

         Accumulated deficit                                             (3,347,902)     (2,195,497)
                                                                        --------------  --------------

            Total stockholders' equity                                    3,935,738       3,791,478
                                                                        --------------  --------------

                                                                        $ 8,144,341     $ 7,330,998
                                                                        ==============  ==============

See Notes to Consolidated Financial Statements

                                      F-4

                                  Decorize, Inc.
                      Consolidated Statements of Operations
                       Years Ended June 30, 2003 and 2002

                                                                   2003            2002
                                                             --------------  --------------
    Net Sales                                                 $  15,404,514   $  14,081,833

    Cost of Goods Sold                                            9,614,317       9,140,368
                                                             --------------  --------------

    Gross Profit                                                  5,790,197       4,941,465
                                                             --------------  --------------

    Operating Expenses
        Selling, general and administrative                       6,027,234       5,682,428
        Stock compensation expense                                   37,500         753,893
        Depreciation and amortization                               214,955         125,433
                                                             --------------  --------------

                                                                  6,279,689       6,561,754
                                                             --------------  --------------

    Operating Loss                                                (489,492)     (1,620,289)
                                                             --------------  --------------

    Other Income (Expense)
        Interest income                                              3,826           4,573
        Interest expense                                          (250,749)       (204,778)
        Amortization of debt discount                             (463,625)       (125,000)
        Other                                                       47,635         (38,648)
                                                             --------------  --------------

                                                                  (662,913)       (363,853)
                                                             --------------  --------------

    Loss Before Income Taxes                                    (1,152,405)     (1,984,142)
                                                             --------------  --------------

    Provision for Income Taxes                                           -          32,700
                                                             --------------  --------------

    Net Loss                                                 $  (1,152,405)  $  (2,016,842)
                                                             --------------  --------------

    Basic and Diluted Loss Per Share                         $       (0.11)  $       (0.20)
                                                             ==============  ==============

    Basic and Diluted Weighted-Average Shares Outstanding       10,913,004      10,306,274
                                                             ==============  ==============

See Notes to Consolidated Financial Statements

                                      F-5

                                 Decorize, Inc.
                 Consolidated Statements of Stockholders' Equity
                       Years Ended June 30, 2003 and 2002

                                      Common Stock             Additional        Accumulated
                                 Shares        Par Value     Paid-in Capital       Deficit          Total
                               ----------      ---------     ---------------     -----------     ----------

Balance, June 30, 2001         10,000,000       $10,000        $3,214,761         $(178,655)     $3,046,106

Issuance of common stock in
   connection with the
   acquisition of Faith
   Walk Designs, Inc.             161,443           162           509,838                 -         510,000
Issuance of stock warrants              -             -           124,000                 -         124,000
Allocation of proceeds from
   issuance of convertible
   note payable to warrants
   and beneficial conversion            -             -           750,000                 -         750,000
Compensation related to
   issuance of stock
   options to a non-employee            -             -            45,000                 -          45,000
Net proceeds from sale of
   common stock, net of
   offering costs $10,679         270,000           270           624,051                 -         624,321
Issuance of common stock
   for services                     1,331             1             2,999                 -           3,000
Stock compensation expense
   related to stock options
   issued under Equity
   Incentive Plan                       -             -           705,893                 -         705,893
Net loss                                -             -                 -        (2,016,842)     (2,016,842)
                               ----------      ---------     -------------      ------------     -----------
Balance, June 30, 2002         10,432,774       $10,433        $5,976,542       $(2,195,497)     $3,791,478

Stock compensation expense
   related to stock options
   issued under Equity
   Incentive Plan                       -             -            32,500                 -          32,500
Compensatory issuance of
   common stock                    34,348            35            51,838                 -          51,873
Net proceeds from issuance
   of common stock                803,571           803           898,989                 -         899,792
Discount recorded on
   amended convertible term
   note                                 -             -           312,500                 -         312,500
Net loss                                -             -                -         (1,152,405)     (1,152,405)
                               ----------     ----------     -------------      ------------     -----------

Balances, June 30, 2003        11,270,693     $   11,271     $   7,272,369      $(3,347,902)     $3,935,738
                               ==========     ==========     =============      ============     ===========

See Notes to Consolidated Financial Statements

                                      F-6

                                 Decorize, Inc.
                      Consolidated Statements of Cash Flows
                       Years Ended June 30, 2003 and 2002

                                                                             2003          2002
                                                                        -------------  -------------
Operating Activities
    Net income (loss)                                                   $ (1,152,405)  $ (2,016,842)
    Items not requiring (providing) cash
       Deferred income taxes                                                       --         32,700
       Depreciation and amortization                                          214,955        125,433
       Compensatory issuance of common stock and stock options                 84,373        753,893
       Amortization of debt discount included in interest expense             463,625        125,000
       Loss (gain) on disposal of property and equipment                          991        (1,266)
    Changes in
       Trade accounts receivable                                            (248,542)      1,091,465
       Due from factor                                                      (194,872)    (1,730,802)
       Inventories                                                          (793,659)      (305,303)
       Prepaid expenses and other current assets                             (78,629)         30,615
       Accounts payable                                                       614,021        174,617
       Accrued expenses and other                                              39,223      (174,194)
                                                                        -------------  --------------
           Net cash used in operating activities                          (1,050,919)    (1,894,684)
                                                                        -------------  --------------

Investing Activities
    Purchase of property and equipment                                      (166,209)      (129,534)
    Proceeds from disposal of property and equipment                            7,305         14,197
    Acquisition of Faith Walk Designs, Inc., net of cash acquired                  --      (295,812)
                                                                        -------------  --------------
           Net cash used in investing activities                            (158,904)      (411,149)
                                                                        -------------  --------------

Financing Activities
    Principal payments on long-term debt                                     (87,997)      (338,507)
    Proceeds from issuance of long-term debt                                       --        933,391
    Principal payments of stockholders' notes payable                       (131,463)       (51,505)
    Proceeds from issuance of stockholders' notes payable                          --        162,167
    Principal payments on capital lease obligations                          (40,154)       (17,514)
    Issuance of common stock, net of related expenses                         899,792        624,321
    Proceeds from issuance of common stock warrants                                --         44,000
    Payment of costs of ongoing stock registration                          (159,172)             --
    Advances from factor, net                                                 702,461      1,008,372
                                                                        -------------   -------------
           Net cash provided by financing activities                        1,183,467      2,364,725
                                                                        -------------   -------------

Increase (Decrease) in Cash and Cash Equivalents                             (26,356)         58,892

Cash and Cash Equivalents, Beginning of Year                                  148,072         89,180
                                                                        -------------   -------------

Cash and Cash Equivalents, End of Year                                  $     121,716   $    148,072
                                                                        =============   =============

Supplemental Cash Flows Information
    Interest paid                                                       $     210,019   $    178,402
    Common stock warrants issued in connection with note payable        $     113,126   $    276,515
    Beneficial conversion option associated with note payable           $     199,374   $    473,485
    Promissory note issued to stockholder in exchange for repayment
      of note payable                                                   $     288,607             --
    Capital lease obligations incurred for property and equipment       $     124,328   $     60,173

See Notes to Consolidated Financial Statements

                                      F-7

                                  Decorize, Inc.
                   Notes to Consolidated Financial Statements
                             June 30, 2003 and 2002

Note 1: Nature of Operations and Summary of Significant Accounting Policies

    Nature of Operations

          Decorize, Inc. (Decorize) and its subsidiaries, collectively (the
          "Company"), is a manufacturer and wholesaler of imported home furnishings and home accent items. Products are sold primarily to retailers in the United States.

    Principles of Consolidation

          The consolidated financial statements include the accounts of
          Decorize, Inc. and its wholly owned subsidiaries, GuildMaster, Inc.
          and Faith Walk Designs, Inc. ("Faith Walk"). The results of operations of Faith Walk Designs, Inc. have been included in the consolidated financial statements from the effective date of the acquisition transaction (see Note 2). All significant intercompany accounts and transactions have been eliminated in consolidation.

    Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
          Actual results could differ from those estimates.

    Cash Equivalents

          The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At June 30, 2003 and
          2002, cash equivalents consisted primarily of certificates of deposit.

    Accounts Receivable

          Accounts receivable are stated at the amount billed to customers. The
          Company provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables, historical collection information and existing economic conditions. Accounts receivable are ordinarily due 30 to 60 days after the issuance of the invoice.
          Delinquent receivables are written off based on individual credit evaluation and specific circumstances of the customer. Provision
          (credit) for bad debts was ($79,355) and $178,402 for the years ended
          June 30, 2003 and 2002, respectively.

          The Company has established relationships with several major customers. Sales to one customer accounted for 29.5% and 19.9% of total sales for the years ended June 30, 2003 and 2002, respectively.
          Sales for 2003 to another customer accounted for an additional 14.7%
          of total sales. The Company grants credit to customers who meet the
          Company's pre-established credit requirements and generally does not require collateral to secure payment of accounts receivable.

    Due From Factor

          Decorize and its subsidiaries regularly sell the majority of their accounts on a pre-approved, non-recourse basis under global factoring agreements. Accounts receivable sold are subject to pre-approval by the factor. The Company does not retain any interest in, or control of, the accounts receivable sold. The Company does not bear any credit risk relating to the sold receivables other than with regard to customer disputes that may require the Company to reacquire the disputed receivables from the factor. A portion of the sale proceeds is withheld by the factor for a period of time pursuant to the factoring agreement, which is reflected as due from factor on the consolidated balance sheet. Advances of amounts due from factor bear interest at prime, and may be offset against amounts due to the
          Company at the factor's option. At June 30, 2003, the Company

                                      F-8

                                  Decorize, Inc.
                   Notes to Consolidated Financial Statements
                             June 30, 2003 and 2002

          was not in compliance with certain financial restrictions of its factoring agreements. The factor has waived compliance with those restrictions at June 30, 2003.

    Inventory Pricing

          Inventories consist primarily of finished and unfinished home furnishings and accessories. Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out
          (FIFO) method and includes the cost of ocean freight and docking fees.

    Property and Equipment

          Property and equipment are stated at cost less accumulated depreciation and are depreciated over the estimated useful life of each asset. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the improvements. As required by Statement of Position 98-1, Accounting for Costs of
          Computer Software Developed or Obtained for Internal Use, the Company
          capitalized $167,088 related to computer software developed or obtained for internal use in 2002. Depreciation has been computed by applying the straight-line method to each asset category over their estimated lives, as follows:

                                                                       Balance at       Balance at
                         Category                 Estimated Life     June 30, 2003    June 30, 2002
                                                                    --------------    -------------

           Automobiles                               5 years        $       36,198    $      14,718
           Warehouse and production equipment       5-7 years               63,682           62,939
           Computer software                         3 years               167,088          167,088
           Office and computer equipment            3-7 years              481,335          241,323
           Leasehold improvements                  Lease term               77,521           71,606
                                                                     -------------    -------------

           Total                                                           825,824          557,674
           Less accumulated depreciation                                   304,905          153,753
                                                                     -------------    -------------

           Property and equipment, net                              $      520,919    $     403,921
                                                                     =============    =============

   Impairment of Long-lived Assets

          Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. When events or changes in circumstances indicate an asset may not be recoverable, the Company estimates the future cash flows expected to result from the use of the asset. If the sum of the expected undiscounted future cash flows is less than the carrying value of the asset, an impairment loss is recognized. The impairment loss is recognized by measuring the difference between the carrying value of the assets and the estimated fair value of the assets. The
          Company's estimates of fair values are based on the best information available and require the use of estimates, judgments and projections as considered necessary. The actual results may vary significantly. No impairment losses have been recorded in 2003 and 2002.

    Goodwill

          Effective July 1, 2001, the Company adopted the provisions of
          Statement of Financial Accounting Standards No. 142, Goodwill and
          Other Intangible Assets (SFAS No. 142), which was issued by the
          Financial Accounting Standards Board (FASB) in July 2001. SFAS No. 142
          requires that an intangible asset that is acquired shall be initially recognized and measured based on its fair value. SFAS No. 142 also provides that goodwill should not be amortized, but shall be tested for impairment annually, or more frequently if circumstances indicate potential impairment, through a comparison of fair value to its carrying amount. The Company has not recorded a charge as a result of the required impairment tests in 2003 and 2002, nor was amortization of goodwill required in any prior period.

                                      F-9

                                  Decorize, Inc.
                   Notes to Consolidated Financial Statements
                             June 30, 2003 and 2002

    Income Taxes

          Deferred tax assets and liabilities are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized. The Company files consolidated income tax returns with its subsidiaries.

    Revenue Recognition

          Revenue from the sale of the Company's products is recognized as products are delivered to customers. Any customer deposits relate to amounts received in advance from customers for unshipped orders.

    Advertising Costs

          The Company expenses advertising costs as they are incurred.
          Advertising expense for the years ended June 30, 2003 and 2002, was
          $38,161 and $349,086, respectively.

    Loss Per Share

          Basic and diluted loss per share are computed by dividing the net loss by the weighted-average number of common shares outstanding during the period and excludes the otherwise dilutive effects of outstanding stock options and warrants as their effects would be anti-dilutive.

    Stock-based Compensation

          At June 30, 2003 and 2002, the Company had a stock-based employee compensation plan, as more fully described in Note 9. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to
          Employees, and related Interpretations. Stock-based employee compensation cost is reflected in net income, as some options granted under those plans had an exercise price below the market value of the underlying common stock on the grant date. The following table illustrates the effect on net income and earnings per share if the company had applied the fair value provisions of FASB Statement No.
          123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                            Year Ended June 30
                                                          2003              2002
                                                   -----------------  ----------------

            Net loss, as reported                  $   (1,152,405)    $  (2,016,842)
            Add stock-based employee
              compensation expense included in
              reported net income, net of  tax
              effects                                       37,500           734,390
            Less total stock-based employee
              compensation expense determined
              under the fair value based method          (454,730)       (1,254,590)
                                                   -----------------  ----------------

            Pro forma net loss                     $   (1,569,635)    $  (2,537,042)
                                                   =================  ================

            Loss per share

            Basic - as reported                    $        (0.11)    $       (0.20)
                                                   =================  ================

            Basic - pro forma                      $        (0.14)    $       (0.25)
                                                    ================  ================

            Diluted - as reported                  $        (0.11)    $       (0.20)
                                                    ================  ================

            Diluted - pro forma                    $        (0.14)    $       (0.25)
                                                    ================  ================

                                      F-10

                                  Decorize, Inc.
                   Notes to Consolidated Financial Statements
                             June 30, 2003 and 2002

          The Company adopted Financial Accounting Standards Board
          Interpretation No. 44 (FIN 44), Accounting for Certain Transactions
          Involving Stock Compensation, an Interpretation of APB No. 25,
          effective July 1, 2000. In accordance with FIN 44, when an award is modified to accelerate vesting, a new measurement date results (see
          Note 9).

    Financial Instruments

          The carrying amounts of the Company's financial instruments, which consist principally of cash, accounts receivable, accounts payable and notes payable; approximate fair value.

    Recent Accounting Standards

          In August 2001, the FASB issued SFAS No. 144, Accounting for the
          Impairment or Disposal of Long-lived Assets and for Long-lived Assets to Be Disposed Of, which resolves significant implementation issues that had evolved since the issuance of SFAS No. 121. SFAS No. 144 also establishes a single accounting model for long-lived assets to be disposed of by sale. The Company adopted SFAS No. 144 in the first quarter of fiscal 2003. Adoption of SFAS No. 144 had no impact on the
          Company's consolidated results of operations or financial position.

          The Company also adopted SFAS No. 148, Accounting for Stock-Based
          Compensation-Transition and Disclosure, in 2002. This standard amends the disclosure requirements of SFAS No. 123, requiring additional disclosures about stock-based compensation in the Company's financial statements. The adoption of SFAS No. 148 had no significant impact on the Company's results of operations or financial position.

Note 2:  Acquisition of Faith Walk Designs, Inc.

          On July 31, 2001, Faith Walk Designs, Inc. was merged with and into
          Step of Faith, Inc., a wholly owned subsidiary of Decorize, Inc. Step of Faith, Inc. then changed its name to Faith Walk Designs, Inc. Faith
          Walk has historically sourced its products in unpainted form from
          United States suppliers and added design finishing to them in Faith
          Walk's Houston, Texas manufacturing facility. However, under the
          Company's "direct ship" strategy, Faith Walk is creating designs and then sourcing finished products from the Company's suppliers in the far east and phasing out its domestic manufacturing operations.

          The purchase price was comprised of a 6.75% promissory note due July
          31, 2003 in the principal amount of $215,744, cash of $295,812 and
          161,443 shares in Decorize, Inc. common stock (valued at $510,000.)
          The acquisition was accounted for as a purchase, and the results of operations of Faith Walk Designs, Inc. have been included in the consolidated results of the Company since the acquisition date. The total cost of this acquisition, which was based on fair values of the net assets acquired is as follows:

           Accounts receivable                         $        327,467
           Inventories                                          514,679
           Prepaid expenses and other                            13,156
           Property and equipment                                70,945
           Goodwill                                           1,132,989
           Accounts payable                                    (463,303)
           Accrued expenses                                      (5,709)
           Other liabilities                                    (81,492)
           Debt                                                (487,177)
                                                        ---------------

           Total cost of net assets acquired           $      1,021,555
                                                        ===============

          Pro forma results for the year ended June 30, 2002, would not be materially different from the actual results of operations due to the date of the Faith Walk acquisition, and are therefore not presented.

                                      F-11

                                  Decorize, Inc.
                   Notes to Consolidated Financial Statements
                             June 30, 2003 and 2002

Note 3:  Inventories

                                                             2003                  2002
                                                      ---------------       ----------------

    Raw materials                                     $       346,869       $        556,858
    Work-in-process                                            33,273                  4,289
    Finished units                                          2,665,889              1,691,225
                                                      ---------------       ----------------

                                                      $     3,046,031       $      2,252,372
                                                      ===============       ================
Note 4:  Debt

                                                             2003                  2002
                                                      ---------------       ----------------

    Note payable, bank (A)                            $       103,557       $        132,499
    Convertible note payable, net of discount (B)             254,963                125,000
    Note payable, bank (C)                                         --                176,648
    Note payable, bank (D)                                         --                150,016
                                                       --------------       ----------------
                                                              358,520                584,163
    Less current maturities                                   285,900                462,970
                                                       --------------       ----------------

                                                      $        72,620       $        121,193
                                                       ==============       ================

          (A)       Note payable to bank in monthly installments of $3,201,
                    including interest at the bank's prime rate plus 1% (5.00%
                    at June 30, 2003), through June 2007, secured by inventories and accounts receivable.

          (B)       The Company entered into a securities purchase agreement on
                    February 26, 2002 with NestUSA. Under this agreement the
                    Company issued a convertible term note in the amount of
                    $750,000 and warrants to purchase an aggregate of 300,000
                    shares of common stock. The note accrues interest at 6% and requires equal monthly installments of principal and
                    interest of $68,423 to be paid on the last day of each
                    calendar month beginning on March 31, 2003, through February
                    2004. Within one year the holder of this note may convert
                    all or any portion of the outstanding balance of this note, including accrued but unpaid interest, into shares of common stock. The price at which the note is convertible is $2.50 per share. The warrants have an exercise price of $3.00 per share. If the Company does not obtain certain financing by
                    December 31, 2002, the warrant exercise price will be
                    reduced to $1.50 per share. The warrants are exercisable
                    until February 26, 2005.

                    The estimated fair value of the warrants and beneficial
                    conversion terms related to this convertible note payable
                    issued on February 26, 2002, amounted to $276,515 and
                    $473,485, respectively and were recorded as a discount on
                    the note. The discount is being amortized to interest
                    expense over the two-year term of the convertible note
                    payable using the interest method.

                    On January 1, 2003, the $750,000 convertible term note was changed by the issuance of an amended and restated
                    convertible term note. The amended and restated note created new payment terms, extended the conversion option through
                    December 31, 2003, and required issuance of three year
                    warrants for an additional 216,000 shares of the Company's common stock at an exercise price of $2.80 per share that
                    expire February 26, 2005. Interest accrues at the initial
                    rate of 6.00% per annum, accrued and compounded annually.
                    Principal and interest are payable monthly in the amount of
                    $17,500 commencing on January 31, 2003, continuing until
                    January 31, 2004, when the monthly payments increase to
                    $53,351 through December 31, 2004, at which time the note is to be fully paid. In April 2003, the note holder agreed to defer $5,000 of the monthly payments of principal for April,
                    May and June, which shall be paid as additional $5,000
                    principal payments in July, August and September of 2003.

                    As of January 1, 2003, the estimated fair values of the
                    warrants and beneficial conversion terms related to this
                    convertible note were recognized as additional discounts to the carrying value of the

                                      F-12

                                  Decorize, Inc.
                   Notes to Consolidated Financial Statements
                             June 30, 2003 and 2002

                    note of $113,126 and $199,374, respectively, with an
                    offsetting credit to paid-in capital. The aggregate discount on the convertible note as of January 1, 2003, was equal to its $750,000 face value. This discount is being amortized to interest expense over the revised note term using the
                    interest method. During the years ended June 30, 2003 and
                    2002, $463,625 and $125,000 was charged to interest expense relating to the amortization of discounts on this
                    convertible note.

          (C)       Note payable to bank in monthly installments of $1,111 plus interest, at the bank's prime rate plus 1.25%, through
                    September 2002, secured by substantially all assets. This
                    note was repaid in full by a stockholder on behalf of the
                    Company during 2003.

          (D)       Note payable to bank in monthly installments of $10,000,
                    plus interest at the bank's prime rate plus 1%, through
                    September 2002, secured by substantially all assets. This
                    note was repaid in full by a stockholder on behalf of the
                    Company during 2003

          The aggregate annual maturities of long-term debt at June 30, 2003, are as follows:

                                                                Aggregate
                                                                Principal
                             Year Ended June 30                 Maturities
      --------------------------------------------------------------------------

            2004                                             $     444,798
            2005                                                   387,597
                                                              ------------

            Total aggregate principal payments                     832,395

            Less current portion                                   285,900
            Less unamortized portion of debt discount              473,875
                                                              ------------

            Long-term debt                                   $      72,620
                                                              ============

          Notes payable to stockholders at June 30, 2003, consists of the following unsecured notes:

                                             2003                  2002
                                       -------------------  --------------------

           Note payable (E)             $        925,000      $        925,000
           Note payable (E)                      375,000               375,000
           Note payable (F)                      214,240               214,240
           Note payable (G)                      288,770                    --
           Note payable (H)                           --               131,463
                                         ---------------       ---------------

                                        $      1,803,010      $      1,645,703
                                         ===============       ===============

          (E)       Stockholder notes payable, interest at prime plus 1%, due at maturity, July 31, 2004.

          (F)       Stockholder note payable, interest at 6.75% due at maturity,
                    July 31, 2004.

          (G)       Stockholder note payable bearing interest at 5.75%, due
                    October 25, 2005. This note was issued in exchange for the stockholder's payment of two notes payable to bank (see (C)
                    and (D) above.

          (H)       Stockholder note payable, interest at prime, due at
                    maturity, July 31, 2004. This note was repaid in full during
                    2003.

          The prime rate of interest at June 30, 2003 was 4.00%.

          A bank loan agreement requires the Company to maintain certain covenants, the more important of which restricts the purchase of its stock and payment of dividends.

                                      F-13

                                  Decorize, Inc.
                   Notes to Consolidated Financial Statements
                             June 30, 2003 and 2002

Note 5:  Leases

          The Company leases various plant, office and showroom facilities and certain other equipment under agreements accounted for as operating leases. These leases expire through April 2008 and certain leases contain renewal options.

          The Company also leases equipment under agreements accounted for as capital leases. The assets under capital leases are amortized on a straight-line basis over the term of the lease, and lease amortization is included in depreciation expense. Property and equipment included
          $214,998 and $87,970 of assets under capital lease less $4,675 and
          $19,008 of accumulated depreciation at June 30, 2003 and 2002, respectively.

          Future minimum payments for noncancelable capital and operating leases with initial or remaining terms of one year or more at June 30, 2003, are as follows:

                                                         Operating           Capital
                                                          Leases              Leases
                                                    -------------------------------------

      2004                                          $        360,653    $        71,298
      2005                                                   340,424             57,980
      2006                                                   309,505             38,117
      2007                                                   251,511             14,118
      2008 and beyond                                        256,468              5,911
                                                     ---------------    ---------------

                                                    $      1,518,561            187,424
                                                     ===============

      Less amount representing interest                                          41,090
                                                                        ---------------

      Present value of future minimum lease payments                            146,334

      Less current portion                                                       49,200
                                                                        ---------------

                                                                        $        97,134

          Total rent expense incurred under operating leases amounted to
          $474,450 and $365,227 for the year ended June 30, 2003 and 2002, respectively.

Note 6:  Stockholders' Equity

          On August 4, 2001, the Decorize, Inc. board of directors authorized the issuance of up to 500,000 common stock purchase warrants to 11 former holders of Class B Units in Decorize.com, L.L.C. The warrants were exercisable for $2.00 per share. During 2002, 30,000 warrants were exercised for consideration of $60,000. The remaining 470,000 warrants expired June 30, 2003.

          In February 2002, the Company completed a private placement financing of $525,000 of restricted securities consisting of common stock and common stock warrants to accredited investors, which was exempt from registration pursuant to Rule 506 of Regulation D of the Securities
          Act. The Company sold the shares and warrants as Units at prices between $2.25 and $2.50 per Unit, with each Unit consisting of one share of our common stock and one five-year warrant to purchase one share of our common stock for $4.00 per share. The minimum purchase was 20,000 Units for $50,000. On February 28, 2002 the Company closed the private placement subscriptions for 220,000 Units at a total selling price of $525,000.

          Also during fiscal 2002, the Company issued 20,000 shares of common stock for aggregate proceeds of $50,000.

          The Company agreed to prepare a registration statement covering the common stock issued pursuant to sale of the Units and the associated warrants. The Company further pledged to use its best efforts to cause the registration statement for the common stock to be made effective by the SEC and to maintain the effectiveness of the registration statement until all such common stock has been resold by the initial owners.

                                      F-14

                                  Decorize, Inc.
                   Notes to Consolidated Financial Statements
                             June 30, 2003 and 2002

          During 2003, the Company has deferred $159,172 of costs related to this registration, which are included in other assets on the consolidated balance sheet. These costs will offset additional paid-in capital when the registration becomes effective, or will be charged to expense in the event that the registration is abandoned.

          In December 2002, the Company completed a private placement of 785,714 shares of common stock, and warrants to acquire an additional 785,714 shares of common stock at an initial exercise price of $2.80 per share. Each purchaser received a warrant to purchase one share of common stock for each share of common stock purchased in the private placement. The private placement was completed in two separate closings on November 19, 2002 and December 2, 2002. The aggregate purchase price for the common stock and the warrants was $1,100,000, based on a price per share of common stock equal to $1.40. As a cost of this private offering, the Company paid $60,000 and issued 17,857 shares of common stock, together with warrants for an aggregate of
          171,428 shares of common stock, as brokerage fees, to parties acting on the Company's behalf in such placement. The warrants are exercisable at $1.40 per share for 42,857 shares, at $2.80 per share for 42,857 shares, at $1.68 per share for 42,857 shares and at $3.36 per share for 42,857 shares. All of the warrants have an exercise period of three years, except for the warrants exercisable for 42,857 shares at a price of $2.80 per share, which have an exercise period of five years.

Note 7:  Income Taxes

          The provision for income taxes includes these components:

                                                                                   2003                  2002
                                                                            --------------------  --------------------

           Taxes currently payable                                            $             --      $             --
           Deferred income taxes                                                            --                32,700
                                                                               ---------------       ---------------

                  Income tax expense                                          $              0      $         32,700
                                                                               ===============       ===============

          A reconciliation of income tax expense at the statutory rate to the
          Company's actual income tax expense is shown below:

                                                                                   2003                  2002
                                                                            --------------------  --------------------

           Computed at the statutory rate (34%)                               $       (391,206)     $       (674,608)
           Increase (decrease) resulting from
               Nondeductible expenses                                                   23,646               258,648
               State income taxes                                                      (42,810)              (48,447)
               Changes in the deferred tax asset valuation allowance                   416,912               520,700
               Other                                                                    (6,542)              (23,593)
                                                                               ---------------       ---------------

                  Actual tax expense                                          $              0      $         32,700
                                                                               ===============       ===============

          The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

                                                                                   2003                  2002
                                                                            --------------------  --------------------
           Deferred tax assets
               Allowance for doubtful accounts                                $        109,261      $         81,760
               Accrued compensated absences                                             20,154                20,154
               Inventories                                                              48,703                49,102
               Capital lease obligations                                                13,305                22,121
               Net operating loss carryforwards                                        822,880               403,615
               Charitable contribution carryforwards and other                           7,671                 1,095
                                                                               ---------------       ---------------
                                                                                     1,021,974               577,847
                                                                               ---------------       ---------------
           Deferred tax liabilities
               Property and equipment                                                  (54,261)              (39,562)
               Prepaid expenses                                                        (30,101)              (17,585)
                                                                               ----------------      ---------------
                                                                                       (84,362)              (57,147)
                                                                               ---------------       ---------------

                                      F-15

                                  Decorize, Inc.
                   Notes to Consolidated Financial Statements
                             June 30, 2003 and 2002

                                                                                   2003                  2002
                                                                            --------------------  --------------------
                  Net deferred tax asset before valuation allowance                    937,612               520,700
                                                                               ---------------       ---------------

           Valuation allowance
               Beginning balance                                                      (520,700)                   --
               (Increase) decrease during the period                                  (416,912)             (520,700)
                                                                               ---------------       ---------------

               Ending balance                                                         (937,612)             (520,700)
                                                                               ---------------       ---------------

                  Net deferred tax asset                                      $              0      $              0
                                                                               ===============       ===============

          For the years ended June 30, 2003 and 2002, the Company recorded a valuation allowance for the full amount of the net deferred tax asset otherwise recorded due to the losses causing uncertainty as to the realizability of the deferred tax assets in future years. As of June
          30, 2003 and 2002, the Company had approximately $2,160,000 and
          $1,060,000, respectively, of net operating loss carryforwards available to offset future federal income taxes. The carryforwards expire in varying amounts from 2021 to 2023, if unused. Utilization of the net operating loss carryforwards may be subject to certain limitations as a result of changes in ownership of the Company.

Note 8:  Profit-sharing Plan

    Profit-sharing Plan

          The Company has a 401(k) profit-sharing plan covering substantially all employees. The Company's contributions to the plan are determined annually by the Board of Directors. There were no Company
          contributions to the plan for 2003 or 2002.

Note 9:  Employee Stock Plans

    Stock Option Plan

          The Company has elected to follow APB Opinion No. 25, Accounting for
          Stock Issued to Employees, and related interpretations in accounting for its employee stock options rather than the alternative fair value accounting provided under SFAS No. 123.

          The Company has a stock options plan (1999 Equity Incentive Plan)
          providing for incentive and nonqualified stock options up to which
          3,000,000 shares of common stock are available to issuance to employees, officers, directors, and consultants. Options granted under this plan may expire as much as 10 years from the date of the grant at prices determined by the Board of Directors.

          A summary of the Company's stock option activity and related information for the years ended June 30, 2003 and 2002 is presented below:

                                                             2003                                   2002
                                                                      Weighted                            Weighted
                                                                  Average Exercise                    Average Exercise
                                                   Shares              Price               Shares          Price
                                            -------------------------------------------------------------------------------

       Outstanding, beginning of year                  784,998         $ 1.97                 344,823      $  .99
           Granted                                     441,300           2.31                 454,700        2.73
           Exercised                                        --             --                      --          --
           Forfeited                                  (347,692)          2.01                 (14,525)       2.26
                                               ---------------                        ---------------

       Outstanding, end of year                        878,606           2.13                 784,998        1.97
                                               ===============                        ===============

       Options exercisable, end of year                476,637           1.86                 547,675        1.68

          The fair value of options granted is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                                                   2003                  2002
                                                                            --------------------  --------------------

                                      F-16

                                  Decorize, Inc.
                   Notes to Consolidated Financial Statements
                             June 30, 2003 and 2002

           Dividend per share                                                 $               --       $            --
           Risk-free interest rate                                                          4.3%            4.4% to 6%
           Weighted average expected life of options                                4 to 5 years          5 to 7 years
           Expected volatility of the Company's common stock market
              price                                                                       1.0084        0.516 to 0.463

           Weighted average fair value of options granted during the
              year                                                                         $1.82                 $1.58

          The following table summarizes information about stock options under the plan outstanding at June 30, 2003:

                                                     Options Outstanding                  Options Exercisable
                                             Weighted-Average         Weighted                           Weighted
   Range of Exercise         Number             Remaining         Average Exercise     Number        Average Exercise
        Prices             Outstanding       Contractual Life           Price        Exercisable          Price
-----------------------------------------------------------------------------------------------------------------------

    $0.80 to $1.80           245,356            3.1 years               $0.93          223,354            $0.90
    $2.60 to $2.70           608,250            5.2 years               $2.53          228,283            $2.56
    $3.95 to $4.20            25,000            2.6 years               $4.00          25,000             $4.00

          The Company granted stock options to certain executives, employees and directors on various dates during 2003 and 2002. The exercise price of these options granted is equal to the market price on the date of the grant. There is no recorded expense related to grants of these options.

          On January 16, 2002, the Company granted options to an executive with an exercise price below the market price on the date of the grant. The
          Company has recorded $87,500 of stock compensation expense related to these options in fiscal 2002.

          On October 3, 2001, the Board of Directors approved the acceleration of vesting of 339,498 options granted June 29, 2001, held by certain current employees, including officers of the Company. These options have a 7-year life and originally vested on certain performance requirements being met. With the Board approval these options became fully vested as of June 29, 2002. Other than the changes in the vesting period, there was no other change in the terms of the original options as granted.

          FIN 44 requires, among other things, that stock options, which have been modified after December 15, 1998, to accelerate vesting, be accounted for with a new measurement date. Compensation is measured based on the award's intrinsic value at the date of modification and expenses over the new expected vesting period. As a result of the application of FIN 44, the Company recorded a non-cash stock compensation expense of $618,394 in fiscal 2002. For 2003 and future periods, the Company will not have to record any additional stock compensation related to these options as they became fully vested on
          June 29, 2002.

          In 2002, the Company issued a warrant to purchase 150,000 shares of its common stock to an outside consultant for services rendered. The warrant has an exercise price of $3.00 per share and expires in
          November 2004.

Note 10:   Significant Estimates and Concentrations

          Accounting principles generally accepted in the United States of
          America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Those matters include the following:

    General Litigation

          The Company is subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company.

                                      F-17

                                  Decorize, Inc.
                   Notes to Consolidated Financial Statements
                             June 30, 2003 and 2002

    Major Supplier

          The Company purchases approximately 37% of its principal products from one supplier. There are a limited number of suppliers for these products.

Note 11:   Employment Agreements

          As part of the GuildMaster, Inc. merger, employment agreements were entered into with two officers of the Company. The agreements are effective through June 2004 and prohibit the officers from competing against the corporation for two years after voluntarily terminating employment. One of the officers voluntarily ended his employment subsequent to June 30, 2003 (see Note 13.)

          In connection with the acquisition of Faith Walk (see Note 2) the
          Company entered into an employment agreement with a former officer of
          Faith Walk, dated July 31, 2001, with a term of four years which includes a two-year covenant-not-to-compete clause in the event that the officer voluntarily terminates employment. Bonuses, if any, are to be paid at the sole discretion of the Board of Directors.

Note 12:   Future Liquidity Needs

          The Company has incurred losses and recurring negative cash flows since formation. Management is considering several alternatives for mitigating these conditions during the next year. These include establishing and expanding relationships with key customers, selective reductions of operating overhead and seeking additional sources of equity and debt financing. On September 24, 2003, the Company received a commitment for an unsecured line of credit with maximum borrowings of $800,000, bearing interest at prime plus 1.25% and maturing
          September 30, 2004, from an officer of the Company and his wife.

Note 13:   Subsequent Events

          On July 9, 2003, the Company established a $150,000 90-day bank line of credit personally guaranteed by an officer of the Company.

          On July 17, 2003, a promissory note for $150,000 bearing interest at prime, due October 11, 2003 was issued to an officer of the Company in exchange for a loan of $150,000 cash from the officer.

          An officer voluntarily ended his employment with the Company effective
          August 25, 2003. The Company has agreed to pay a total of
          approximately $39,000 plus 65,000 shares of common stock in severance benefits to the officer between September 1, 2003, and March 1, 2004.

                                      F-18

                                     PART II
                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our  Certificate  of  Incorporation  contains  no  specific  previsions concerning  indemnification  of officers and directors.  Our Bylaws provide that
Decorize  shall  have the power to  indemnify  any  person who is a party to any threatened,  pending or completed action by reason of the fact he is (or was) an officer or director of Decorize,  for his or her expenses (including  attorney's fees)  actually and reasonably  incurred by him in connection  with such action.
Delaware law permits such  indemnification  and requires that Decorize indemnify any  director  who is  successful  on the  merits  of any  such  action  for the reasonable expenses incurred by him in connection with such action.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         It is estimated  that the  expenses  incurred in  connection  with this offering will be as follows:

Fees and Expenses:                           Amount Payable by the Registrant:

SEC Registration Fee                                          $     538
Printing and Engraving                                        $   5,000
Legal Fees and Expenses                                       $ 105,000
Accounting Fees and Expenses                                  $  59,000
Transfer Agent Fees and Expenses                              $   5,000
Expenses of Selling Stockholders                              $  25,000
                                                              ---------

Total                                                         $ 199,538
                                                              =========

All expenses other than the SEC  registration  fee are  estimated.  All expenses will be paid by the registrant.

                     RECENT SALES OF UNREGISTERED SECURITIES

The following sets forth  particular  information for all securities sold by the registrant  within the last three years in a transaction that was not registered under  the  Securities  Act of  1933,  as  amended.  Unless  specifically  noted
otherwise, there were no underwriters in any of these transactions, nor were any sales commissions paid thereon.

         In  connection  with  the  acquisition  of  GuildMaster  in June  2001,
Decorate,  Inc., issued a promissory note and an aggregate 223,210 shares of its
common  stock,   which  were   subsequently   exchanged  for  3,193,464  of  the
registrant's shares, to Jon T. Baker, our President and Chief Executive Officer,
James K. Parsons, our Executive Vice President,  and Ellen Parsons. The original principal  amount of the note, which Decorate issued to Mr. Baker, was $375,000, and the  aggregate  value of the shares of common  stock  issued to all three of
GuildMaster's shareholders was $2,052,477, which resulted in a purchase price of approximately $2.5 million. In addition,  Decorate agreed to assume certain debt owed by GuildMaster to Mr. Parsons,  which it did by issuing another note in the principal  amount of $925,000 to Mr. Parsons at the closing of the  acquisition.
Decorate was merged into the registrant on June 29, 2001, and in connection with the merger,  we issued  3,193,464  shares of common  stock in  exchange  for the
Decorate shares  previously  issued for GuildMaster and assumed the $375,000 and
$925,000  notes owed by  Decorate to Mr.  Parsons.  The notes are due in full on
July 31, 2004,  as a result of  amendments  that were made  following the end of fiscal year 2002. Based on representations  made by each of them, Mr. Baker, Mr.
Parson  and  Mrs.  Parsons  were  "accredited  investors,"  as  defined  in  the
Securities  Act,  at the time of the  GuildMaster  and  subsequent  Guidelocator transactions.  Messrs.  Baker and  Parson  were also  serving  as  directors  of
Decorate at the time of the  transactions.  There was no public  advertising  or solicitation in connection with the GuildMaster  transaction.  In light of those factors,  we believe that the  transaction  was exempt from  registration  under
Section 4(2) of the Securities Act.

         We acquired Faith Walk in July 2001 by merging our subsidiary,  Step of
Faith,  with Faith Walk. Prior to this  transaction,  Faith Walk was owned by J.
Michael  and  Kitty  Sandel.  The  total  purchase  price  for  Faith  Walk  was

                                     PII-1

$1,021,555,  which  we  paid  with  approximately  $296,000  in  cash,  a  6.75%
promissory note in the original principal amount of $215,743, and 161,443 shares of common stock  valued at  approximately  $510,000.  The note is due in full on
July 31, 2004,  as a result of  amendments  that were made  following the end of fiscal year 2002. Based on representations  made by the Sandels, we believe they were  "accredited  investors"  for  purposes of the  Securities  Act. We made no public  advertising or  solicitation  in connection with this issuance of common stock.  In light of those factors,  we believe the  transaction  was exempt from registration under Section 4(2) of the Securities Act.

         On June 29, 2001, we closed a private  placement of our common stock in which we sold 876,000 shares of common stock to twelve accredited  investors for an aggregate  purchase price of $700,000.  The common stock had a purchase price of $0.80 per share.  The  investors  were  "accredited  investors,"  and we made available  information regarding our company and the securities offered to allow them to  make  an  informed  investment  decision  with  regard  to the  private placement.  There was no public  advertising or solicitation  made in connection with  this  private  offering,  and  each  of the  investors  was  previously  a shareholder of  Guidelocator  or Decorate.  This offering was made in compliance with the  "safe  harbor"  requirements  of Rule 506  under  Regulation  D of the
Securities Act, which we relied upon in taking the position that the transaction was exempt from registration under Section 4(2) of the Securities Act.

         On August 4, 2001,  our Board of Directors  authorized  the issuance of two-year common stock purchase  warrants that were exercisable for up to 500,000 shares of Decorize  common  stock,  with the issuance to be effective as of June
30, 2001. Decorize ultimately issued warrants for an aggregate 470,000 shares to
11  former  holders  of  Class B  equity  units  in  decorize.com,  L.L.C.,  the predecessor  to Decorize,  effective as of that June 30 date.  The warrants were issued in exchange  for the payment of $.10 per warrant  share and the waiver by such holders of any claims they may have against Decorize in connection with the conversion of decorize.com, L.L.C. into a Delaware corporation. The warrants are exercisable  at an exercise  price equal to $2.00 per share until they expire by their terms on June 30, 2003. Decorize received an aggregate $44,000 in exchange for the  issuance  of the  warrants,  and we waived the $3,000  payment  for the
30,000  warrants  issued to Fabian  Garcia in  consideration  of his  promise to exercise the warrants and purchase the  underlying  shares within a shorter time period than was provided under the warrants.  Mr. Garcia  exercised his warrants in October 2001, and upon such exercise and the payment of the $60,000  exercise price, he received  30,000 shares of Decorize common stock.  The current warrant holders include Kevin Bohren and Timothy Dorgan, both of whom serve as directors of  Decorize.  Mr.  Bohren paid $7,000 in cash for  warrants to purchase  70,000 shares of our common  stock,  and Mr. Dorgan paid $1,000 in cash for warrants to purchase 10,000 shares of common stock.  The amount of the original  investments made by Mr. Bohren,  Mr. Dorgan and Mr. Garcia for the Class B equity units that were exchanged by each of them was approximately $225,000, $36,000 and $100,000, respectively.  The  investors  were  given  access  to  appropriate  information regarding  our  company  and the  securities  offered  to allow  them to make an informed investment decision with regard to accepting the warrants. There was no public  advertising  or  solicitation  made  in  connection  with  this  private offering,  and each of the  investors was a shareholder  of the  registrant.  In light of the foregoing factors, we believe that the issuance of the warrants and the subsequent exercise of warrants for shares of our common stock by Mr. Garcia were,  in  each  case,  exempt  from  registration  under  Section  4(2)  of the
Securities Act.

         In October 2001, Mr. Garcia exercised warrants for 30,000 shares of our common stock at an exercise price of $2.00 per share, for a total purchase price of $60,000,  as described  above.  Mr. Garcia was a stockholder and serving as a director of the registrant at the time of his exercise of the warrants, and as a result he had access to the same  financial  and  operating  data  regarding the registrant  that would be made  available to  investors  in a registered  public offering. Based on representations provided by Mr. Garcia, he was an "accredited investor" for purposes of the  Securities  Act at the time of the offering.  The offer and sale was made solely between Mr. Garcia and the registrant,  and there was no public advertising or solicitation made. Mr. Garcia also represented that he was acquiring the shares for investment and not with a view to  distribution.
Accordingly,  we believe  that the  exercise of the  warrant for the  underlying shares of common stock was exempt from registration  pursuant to Section 4(2) of the Securities Act.

         In November  2001,  we issued a warrant to purchase  150,000  shares of common  stock at a price of $3.00 per  share to  National  Financial  Commitment
Corporation,  a business  consultant  that provided advice  regarding  financing alternatives available to Decorize, in exchange for those services. The warrants are exercisable  until November 2004. The business  consultant was an accredited investor,  which was familiar with our  operations  and had access to our public financial and  operating  information,  such as would  normally be included in a registration

                                     PII-2

statement  with  respect to the offered  securities.  The issuance was a private transaction  with  no  advertising  or  public  solicitation.  In  light  of the foregoing,  we believe that the transaction was exempt from  registration  under
Section 4(2) of the Securities Act.

         In  February  2002,  we  completed  a private  placement  financing  of
$525,000 of  restricted  securities  consisting of common stock and common stock warrants  to four  accredited  investors,  which was  exempt  from  registration pursuant to Rule 506 of Regulation D of the  Securities Act of 1933. We sold the shares and warrants as units at a price between  $2.25 and $2.50 per unit,  with each unit consisting of one share of our common stock and one five-year  warrant to  purchase  one share of our  common  stock for $4.00 per share.  The  minimum purchase was 20,000 units for $50,000. The purchasers included NestUSA and Quest
Capital  Alliance.  We provided a discount of $25,000 to Quest Capital Alliance, which  purchased  100,000  units.  On February 28,  2002,  we closed the private placement  subscriptions for 220,000 units at a total selling price of $525,000.
Each of the investors was provided  offering  materials that contained  business and  financial  information  regarding the  registrant  that was similar to what would be made available in a registered offering. Each of the investors signed a subscription agreement  acknowledging the restrictions on resale of the acquired shares and stating that such investor was an "accredited investor". There was no public  advertising  or  solicitation  made in  connection  with this  offering.
Accordingly, we believe this offering was exempt from registration under Section
4(2) of the Securities Act.

         On February 26, 2002, we completed a private  placement  financing with
NestUSA of a  $750,000  Convertible  Term Note,  convertible  into  535,714  (as adjusted  from an initial  300,000  shares in accordance  with the  antidilution provisions of such instrument due to the private placement completed in November and December of 2002) shares of common stock, with 300,000 warrants  exercisable at $2.50 per share.  As amended,  the note is convertible  into shares of common stock of the  Registrant  until  December  31, 2003.  NestUSA has not  indicated
whether it will  convert  the note,  in whole or in part,  into shares of common stock.  The  number of shares  that may be issued  upon  conversion  of the note depends upon if, and how much of the note,  NestUSA decides to convert to common stock.  Effective as of January 31, 2003, the convertible  term note was amended to  restructure  the  payments of  principal  and  interest  due from  Decorize.
Beginning  January 31,  2003,  we will make  monthly  payments  of interest  and principal on the note in the amount of $17,500 until December 31, 2003, at which time the note will be  reamortized  and the monthly  installments  beginning  on
January 31,  2004,  will be  adjusted.  The note is due in full on December  31,
2004. In connection  with the  restructuring  of the  Convertible  Term Note, on
January 31, 2003, we issued  warrants to NestUSA  exercisable for 216,000 shares of common  stock at an  exercise  price of $2.80 per  share.  The  warrants  are exercisable  until  December  31,  2005.  NestUSA  represented  that  it  was an
"accredited  investor" for purposes of the  Securities Act and indicated that it was acquiring  the shares for  investment  and not with a view to  distribution.
Furthermore,  there was no public advertising or solicitation made in connection with the  placement  of the  convertible  note.  Accordingly,  we  believe  this offering was made in compliance with the "safe harbor"  requirements of Rule 506 under  Regulation D of the  Securities  Act, which we have relied upon in taking the  position  that the  transaction  was  exempt  from  registration  under the
Securities Act.

         On May 6, 2002, we closed a private  placement with Fabian Garcia,  one of our directors, in which he purchased 20,000 shares of common stock at a price of $2.50 per share and warrants to acquire an additional 20,000 shares of common stock at an  initial  exercise  price of  $3.00  per  share.  The  warrants  are exercisable  until May 6, 2007.  The  purchase  price for the  common  stock and warrants was $50,000.  Mr. Garcia was a stockholder and serving as a director of the  registrant at the time of his purchase of the common stock and common stock warrants, and as a result he had access to the same financial and operating data regarding  the  registrant  that  would  be made  available  to  investors  in a registered public offering.  Based on representations provided by Mr. Garcia, he was an  "accredited  investor" for purposes of the Securities Act at the time of the  offering.  The offer and sale was made solely  between  Mr.  Garcia and the registrant, and there was no public advertising or solicitation made. Mr. Garcia also  represented  that he was acquiring the shares and warrants for  investment and not with a view to  distribution.  Accordingly,  we believe that the sale of the common stock and warrants was exempt from  registration  pursuant to Section
4(2) of the Securities Act.

         In December 2002, we completed a private placement of 785,714 shares of common  stock to five  accredited  investors  at a price of $1.40  per share and three-year  warrants to acquire an additional  785,714 shares of common stock at an initial exercise price of $2.80 per share, which had two separate closings on
November  19, 2002 and December 2, 2002.  The  aggregate  purchase  price of the common  stock and  warrants  was $1.1  million.  As an expense  of this  private offering, we issued an additional set of warrants for an aggregate 85,714 shares to employees

                                     PII-3

of Stonegate Securities,  Inc., which acted as the placement agent on our behalf in such placements, with 42,857 shares exercisable at $1.40 per share and 42,857 shares  exercisable  at $2.80 per share.  Decorize  also issued  warrants to Mr.
Smith  and Mr.  Iler,  who  acted as  financial  advisors  with  respect  to the placement,  which  were  exercisable  for  42,857  shares at $1.68 per share and
42,857 shares at $3.36 per share. In addition to those warrants, Decorize issued an  additional  17,857  shares of common  stock to Stonegate as a portion of its placement fee. The private placement shares (including shares that may be issued upon any exercise of warrants) are being registered for resale by the purchasers and our financial  advisors under this  registration  statement.  The purchasers include  Quest  Capital  Alliance,  Pequot Scout Fund,  L.P.,  Pequot  Navigator
Offshore Fund,  L.P.,  Gryphon Master Fund, and Gary Stein Roth IRA. Each of the
investors  represented that it was an "accredited  investor" for purposes of the
Securities  Act, and indicated  that it was acquiring the shares for  investment and not with a view to distribution.  We provided each investor with appropriate financial  and  operating  information.  In fact,  one of the  investors  was an existing  stockholder of the registrant.  Accordingly,  we believe this offering was made in  compliance  with the "safe harbor"  requirements  of Rule 506 under
Regulation  D of the  Securities  Act,  which we have  relied upon in taking the position that the transaction was exempt from registration  under the Securities
Act.

         In December  2002,  we issued  4,348  shares to Dr. John Bagalay Jr. as partial compensation upon his appointment as director of the Company.

         In March 2003, we entered into a Consultant  Agreement  with Evan Kaye, an individual who was engaged to provide Decorize with investor relations advice and input  regarding our strategy for raising working capital to meet our growth needs. As  consideration  for the services to be provided by Mr. Kaye, we agreed to issue him an aggregate  30,000  shares of our common  stock,  payable  10,000 shares upon execution of the  agreement,  6,667 shares on each of the first days of April and May, and the final  payment of 6,666  shares on June 1, 2003.  As a financial consultant to Decorize, Mr. Kaye was made familiar with our operations and was provided access to our public financial and operating information,  such as would  normally be included in a  registration  statement with respect to the offered  securities.  Mr.  Kaye  represented  to us  that  he was an  accredited investor for purposes of the  Securities  Act.  Also, the issuance was a private transaction  with  no  advertising  or  public  solicitation.  In  light  of the foregoing,  we believe that the transaction was exempt from  registration  under
Section 4(2) of the Securities Act.

                                     PII-4

                                    EXHIBITS
Exhibit
Number            Description

2.1               Agreement and Plan of Merger between  Decorate,  Inc. and  decorize.com,  L.L.C.,  dated June 18,
                  2001 (1)
2.2               Agreement  and Plan of  Merger  by and  among  JB  Express,  Inc.,  GuildMaster,  Inc.,  James K.
                  Parsons, Ellen L. Parsons and Jon T. Baker, dated June 18, 2001 (1)
2.3               Securities  Exchange Agreement between  Guidelocator.com,  Inc. and the shareholders of Decorate,
                  Inc., dated June 29, 2001 (2)
2.4               Certificate  of Merger  issued by the State of Delaware for the merger of  Guidelocator.com  with and into Decorize, Inc., dated July 5, 2001 (2)
2.5               Articles  of Merger  issued by the State of Texas  for the  merger of  Guidelocator.com  with and into Decorize, Inc., dated July 6, 2001 (2)
2.6               Agreement  and Plan of Merger by and among  Decorize,  Inc.,  Step of  Faith,  Inc.,  Faith  Walk
                  Designs, Inc., John Michael Sandel and Kitty Sandel, dated July 31, 2001 (3)
2.7               Letter  Agreement  between John Michael Sandel,  Kitty Sandel and Decorize,  Inc., dated July 31,
                  2001 (3)
2.8               Letter  Agreement  #2 between  John  Michael  Sandel,  Kitty  Sandel and  Decorize,  Inc.,  dated
                  July 31, 2001 (3)
2.9               Certificate  of Ownership  and Merger issued by the State of Delaware for the merger of Decorate,
                  Inc. with and into Decorize, Inc., dated July 27, 2001 (1)
2.10              Articles of Merger  issued by the State of Missouri  for the merger of  Decorate,  Inc.  with and into Decorize, Inc., dated August 6, 2001 (1)
3.1               Certificate of Incorporation of Decorize, Inc., State of Delaware, dated June 27, 2001 (1)
3.2               Bylaws of Decorize, Inc. (1)
4.1               Form of Securities  Purchase  Agreement  between  Decorize,  Inc. and the Purchasers set forth on the signature pages thereto, together with all exhibits and schedules (4)
4.2               Securities Purchase Agreement,  dated as of February 26, 2002, by and between Decorize,  Inc. and
                  NestUSA, Inc., together with all exhibits and schedules (5)
4.3               Subscription Agreement dated November 11, 2001, between Decorize, Inc. and Fabian Garcia (9)
4.4               Form of Decorize, Inc. Stock Certificate (1)
4.5               Form of Securities  Purchase  Agreement  between Decorize,  Inc. and the Purchaser  acquiring its shares on November 19, 2002, together with exhibits (8)
4.6               Form of Securities Purchase Agreement between Decorize,  Inc. and the Purchasers  acquiring their shares on December 2, 2002, together with exhibits (8)
5                 Opinion of Hallett & Perrin, P.C. (11)
10.1              Promissory Note dated June 15, 2001 between Decorate, Inc. and Jon T. Baker (1)
10.2              Promissory Note dated June 15, 2001 between Decorate, Inc. and James K. Parsons (1)
10.3              Employment Agreement between Decorate, Inc. and Jon T. Baker dated June 15, 2001 (1)
10.4              Employment Agreement between Decorate, Inc. and James K. Parsons dated June 15, 2001 (1)
10.5              Promissory  Note dated July 31, 2001 between  Decorize,  Inc.  and John Michael  Sandel and Kitty
                  Sandel (3)
10.6              Employment Agreement between Decorize, Inc. and John Michael Sandel dated July 31, 2001. (3)
10.7              Decorize, Inc. 1999 Stock Option Plan (6)
10.8              Form of Employee Incentive Stock Option Notice and Agreement (6)
10.9              Lease  Agreement  between C. R. Wehr, Jr. and  GuildMaster,  Inc. dated December 1, 1996 for land and commercial structure at 2655 North Airport Commerce Avenue, Springfield, Missouri (1)
10.10             Lease dated June 23, 1997 between  Phoenix Home Life Mutual  Insurance  Company and  GuildMaster,
                  Inc.  for  furniture  showroom  space  in  High  Point,  North Carolina (1)
10.11             Sublease  agreement dated June 9, 1998 between Southern  Accessories Today, Inc. and GuildMaster,
                  Inc. for showroom space in the Atlanta Merchandise Mart, Atlanta, Georgia (1)
10.12             Note and security  agreements by and among GuildMaster,  Inc., Sac River Valley Bank and the U.S.
                  Small Business Administration dated August 13, 1996 (1)
10.13             Lease  Agreement  between Faith Walk  Designs,  Inc. and Republic  Leasing  Company dated May 18,
                  1998 (1)

                                     PII-5

10.14             Equipment Lease between Faith Walk Designs, Inc. and Monex Leasing dated January 29, 1998 (1)
10.15             Form of Guaranty between  GuildMaster,  Inc. and The CIT Group/Commercial  Services,  Inc., dated
                  January 30, 2003 (10)
10.16             Form of Guaranty between Faith Walk Designs,  Inc. and The CIT Group/Commercial  Services,  Inc.,
                  dated January 30, 2003 (10)
10.17             Factoring Agreement between Decorize,  Inc. and The CIT  Group/Commercial  Services,  Inc., dated
                  January 30, 2003 (10)
10.18             Separation Agreement between Decorize, Inc. and Jon T. Baker, dated August 25, 2003 (11)
21                List of Subsidiaries of Decorize, Inc. (10)
23.1              Consent of BKD, LLP (11)
23.2              Consent of Hallett & Perrin, P.C. (included in Exhibit 5)
24                Power of Attorney (included on p. II-8)
----------------------
(1)      Filed  previously as an exhibit to the Annual  Report on Form 10-KSB filed by Decorize,  Inc. on September
         28, 2001.
(2)      Filed  previously  as an exhibit to the  Current  Report on Form 8-K filed by  Decorize,  Inc. on July 16,
         2001.
(3)      Filed  previously  as an exhibit to the Current  Report on Form 8-K filed by Decorize,  Inc. on August 15,
         2001.
(4)      Filed  previously  as an exhibit to the Current  Report on Form 8-K filed by  Decorize,  Inc. on March 15,
         2002.
(5)      Filed  previously  as an exhibit to the Current  Report on Form 8-K filed by  Decorize,  Inc. on March 19,
         2002.
(6)      Filed  previously as an exhibit to the  Registration  Statement on Form
         SB-2  filed  by  Guidelocator.com  on  September  29,  1999  (file  no.
         000-88083).
(7)      Filed  previously  as an exhibit to the Current  Report on Form 8-K filed by  Decorize,  Inc. on April 12,
         2002.
(8)      Filed  previously as an exhibit to the Current  Report on Form 8-K filed by Decorize,  Inc. on December 6,
         2002.
(9)      Filed  previously as an exhibit to the Annual Report on Form 10-KSB filed by Decorize,  Inc. on October 2,
         2002.
(10)     Filed  previously  as an exhibit to Amendment  No. 1 to the  Registration  Statement on Form SB-2 filed by
         Decorize, Inc. on March 24, 2003.
(11)     Filed herewith.

                                  UNDERTAKINGS

         Decorize  hereby  undertakes  that it will  file,  during any period in which  it  offers  or  sells  securities,  a  post-effective  amendment  to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the
         Securities Act of 1933;

                  (ii) Reflect in the  prospectus  any factors or events  which, individually  or  together,  represent  a  fundamental  change  in  the information set forth in the  registration  statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered
         (if the total dollar value of securities  offered would not exceed that which was registered) and any deviation from the low or high end of the estimated  maximum  offering  range  may be  reflected  in the  form of prospectus  filed  with the SEC  pursuant  to Rule  424(b)  if,  in the aggregate, the changes in volume and price represent no more than a 20%
         change  in the  maximum  aggregate  offering  price  set  forth  in the
         "Calculation   of  the   Registration   Fee"  table  in  the  effective
         registration statement; and

                  (iii) Include any additional or changed  material  information on the plan of distribution.

         For the purpose of  determining  liability  under the Securities Act of
1933, Decorize hereby undertakes to treat each post-effective  amendment of this registration  statement  as a  new  registration  statement  of  the  securities offered,  and the offering of the securities at that time to be the initial bona fide offering.

                                     PII-6

         Decorize hereby undertakes to file a post-effective amendment to remove from  registration  any of the  securities  that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors,  officers and controlling  persons of
Decorize  pursuant to the foregoing  provisions or otherwise,  Decorize has been advised that in the opinion of the SEC, such  indemnification  is against public
policy  as   expressed  in  the   Securities   Act  of  1933  and  is  therefore
unenforceable.  In the  event  that a claim  for  indemnification  against  such liabilities  (other than the payment by Decorize of expenses incurred or paid by a director,  officer or controlling person of Decorize in the successful defense of any action,  suit or  proceeding)  is asserted by such  director,  officer or controlling person in connection with the securities being registered,  Decorize will,  unless in the  opinion of its  counsel,  the  matter has been  settled by controlling  precedent,  subject  to a court  of  appropriate  jurisdiction  the question  whether  such  indemnification  by  it is  against  public  policy  as expressed  in the  Securities  Act of 1933,  and will be  governed  by the final adjudication of such issue.

                                     PII-7

                                   SIGNATURES

         In accordance with the  requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the  requirements  of filing on Form SB-2 and  authorized  this  registration statement  to be  signed  on its  behalf  by the  undersigned,  in the  City  of
Springfield, State of Missouri on October 9, 2003.

                                    DECORIZE, INC.

                                    By:   /s/ James K. Parsons
                                          ----------------------------------------
                                    Printed Name:     James K. Parsons
                                                  --------------------------------
                                    Titles:  President and Chief Executive Officer

                                POWER OF ATTORNEY

         Each  of the  undersigned  hereby  appoints  James  K.  Parsons  as the attorney and agent for the undersigned, with full power of substitution, for and in the  name,  place  and  stead of the  undersigned,  to sign and file with the
Securities and Exchange  Commission under the Securities Act of 1933 any and all amendments  and  exhibits  to  this  registration  statement  and  any  and  all applications,  instruments  and other  documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby,  with full power and  authority  to do and  perform any and all acts and things whatsoever requisite or desirable.

         In accordance with the  requirements of the Securities Act of 1933 this registration statement was signed by the following persons in the capacities and on the dates stated:

 /s/ James K. Parsons                               President and Chief Executive Officer
---------------------------------------             (principal executive officer)
 James K. Parsons
 Date:  October 9, 2003

/s/ Alex Budinsky                            Executive Vice President and
------------------------------------------   Chief Financial Officer
Alex Budinsky                                (principal financial officer)
Date:  October 9, 2003

/s/ Brent Olson                              Vice President of Finance
------------------------------------------   and Treasurer
Brent Olson                                  (principal accounting officer)
Date: October 9, 2003

/s/ Kevin Bohren                              Director
------------------------------------------
Kevin Bohren
Date: October 9, 2003

/s/ John A. Bagalay, Jr.                      Director
------------------------------------------
John A. Bagley, Jr.
Date: October 9, 2003

/s/ Fabian Garcia                             Director
------------------------------------------
Fabian Garcia
Date: October 9, 2003

                                     PII-8

Jon T. Baker                                               Director
Date:
       -------------------------------------

Timothy M. Dorgan                                          Director
Date:
       -------------------------------------

J. Michael Sandel                                          Director and Vice President
Date:
     ---------------------------------------

                                     PII-9